Exhibit 99.1

Hamilton Bancorp, Inc., and Subsidiary

Financial Statements

March 31, 2019

Hamilton Bancorp, Inc., and Subsidiary

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Orrstown Financial Services, Inc.

as successor of Hamilton Bancorp, Inc.

Towson, Maryland

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial condition of Hamilton Bancorp, Inc. and Subsidiary (the “Company”) as of March 31, 2019 and 2018 and the related consolidated statements of operations, comprehensive (loss) income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting policies.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits also included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2016.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

June 11, 2019

HAMILTON BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Financial Condition

March 31, 2019 and March 31, 2018

	March 31, 2019	March 31, 2018
Assets
Assets
Cash and due from banks	$29,560,057	$15,488,396
Federal funds sold	8,782,739	7,880,019

Cash and cash equivalents	38,342,796	23,368,415
Certificates of deposit held as investment	499,099	499,189
Securities available for sale, at fair value	62,517,441	75,404,136
Federal Home Loan Bank stock, at cost	2,657,600	3,122,400
Loans	365,419,255	390,420,885
Allowance for loan losses	(3,088,425)	(2,821,903)

Net loans and leases	362,330,830	387,598,982
Premises and equipment, net	3,676,725	3,945,825
Foreclosed real estate	335,009	457,778
Accrued interest receivable	1,457,579	1,468,382
Bank-owned life insurance	17,911,040	17,455,850
Income taxes refundable	5,622	40,000
Goodwill and other intangible assets	9,050,699	9,176,764
Other assets	1,766,437	2,995,741

Total Assets	$500,550,877	$525,533,462

Liabilities and Shareholders’ Equity
Liabilities
Noninterest-bearing deposits	$26,585,256	$29,557,943
Interest-bearing deposits	360,218,689	375,585,032

Total deposits	386,803,945	405,142,975
Borrowings	51,050,000	60,672,140
Advances by borrowers for taxes and insurance	1,725,584	1,962,665
Other liabilities	3,751,571	3,679,550

Total liabilities	443,331,100	471,457,330

Commitments and contingencies	—	—

Shareholders’ Equity
Common stock, $.01 par value, 100,000,000 shares authorized. Issued and outstanding: 3,410,983 shares at March 31, 2019 and 3,407,613 shares at March 31, 2018	34,110	34,076
Additional paid in capital	32,541,993	32,113,534
Retained earnings	27,206,418	25,920,490
Unearned ESOP shares	(1,925,560)	(2,073,680)
Accumulated other comprehensive loss	(637,184)	(1,918,288)

Total shareholders’ equity	57,219,777	54,076,132

Total Liabilities and Shareholders’ Equity	$500,550,877	$525,533,462

The accompanying notes are an integral part of these consolidated financial statements.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Operations

Years Ended March 31, 2019 and 2018

	2019	2018
Interest revenue
Loans, including fees	$17,311,294	$16,088,774
U.S. treasuries, government agencies and FHLB stock	215,100	188,600
Municipal and corporate bonds	345,927	420,737
Mortgage-backed securities	1,043,565	1,246,963
Federal funds sold and other bank deposits	513,541	134,542

Total interest revenue	19,429,427	18,079,616

Interest expense
Deposits	3,934,904	2,836,925
Borrowed funds	1,183,440	750,092

Total interest expense	5,118,344	3,587,017

Net interest income	14,311,083	14,492,599
Provision for loan losses	766,496	1,575,000

Net interest income after provision for loan losses	13,544,587	12,917,599

Noninterest revenue
Service charges	481,489	459,688
Loss on sale of investment securities	—	(2,354)
Gain on sale of loans held for sale	34,482	—
Gain on sale of property and equipment	—	97,604
Earnings on bank-owned life insurance	455,190	484,030
Earnings on death benefit from bank-owned life insurance	—	834,610
Other	156,005	122,770

Total noninterest revenue	1,127,166	1,996,348

Noninterest expenses
Salaries	5,972,562	5,733,065
Employee benefits	1,487,692	1,535,442
Occupancy	1,037,552	1,045,589
Advertising	81,229	86,865
Furniture and equipment	355,028	343,624
Data processing	818,305	716,458
Legal services	193,702	491,900
Other professional services	414,458	851,660
Merger related expenses	812,956	—
Deposit insurance premiums	326,632	324,325
Foreclosed real estate expense and losses	121,065	44,197
Other operating	1,730,266	1,737,727

Total noninterest expense	13,351,447	12,910,852

Income before income taxes	1,320,306	2,003,095
Income tax expense	34,378	8,052,038

Net income (loss)	$1,285,928	$(6,048,942)

Net income (loss) per common share:
Basic	$0.40	$(1.90)

Diluted	$0.40	$(1.90)

The accompanying notes are an integral part of these consolidated financial statements.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income (Loss)

Years Ended March 31, 2019 and 2018

	2019	2018
Net income (loss)	$1,285,928	$(6,048,942)
Other comprehensive income (loss):
Unrealized gain (loss) on investment securities available for sale	1,529,814	(678,270)
Reclassification adjustment for realized loss on investment securities available for sale included in net income	—	2,354

Total unrealized gain (loss) on investment securities available for sale	1,529,814	(675,916)
Unrealized (loss) gain on derivative transactions	(248,710)	300,023
Income tax benefit relating to investment securities available for sale and derivative transactions	—	(104,353)

Other comprehensive income (loss)	1,281,104	(271,540)

Total comprehensive income (loss)	$2,567,032	$(6,320,482)

The accompanying notes are an integral part of these consolidated financial statements.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity

Years Ended March 31, 2019 and 2018

	Common stock	Additional paid-in capital	Retained earnings	Unearned ESOP shares	Accumulated other comprehensive loss	Total shareholders’ equity
Balances at April 1, 2017	$34,111	$31,656,235	$31,730,673	$(2,221,800)	$(1,407,989)	$59,791,230
Net loss	—	—	(6,048,942)	—	—	(6,048,942)
Unrealized loss on available for sale securities, net of tax effect of $(156,640)	—	—	—	—	(519,276)	(519,276)
Unrealized gain on derivative transactions net of tax effect of $52,287	—	—	—	—	247,736	247,736
Reclassification of tax effect under ASU 2018-02			238,759	—	(238,759)	—
Stock based compensation—options	—	229,569	—	—	—	229,569
Restricted stock—compensation and activity	(35)	176,911	—	—	—	176,876
ESOP shares allocated for release	—	50,819	—	148,120	—	198,939

Balances at March 31, 2018	$34,076	$32,113,534	$25,920,490	$(2,073,680)	$(1,918,288)	$54,076,132
Net income	—	—	1,285,928	—	—	1,285,928
Unrealized gain on available for sale securities, net of tax effect of $-0-	—	—	—	—	1,529,814	1,529,814
Unrealized loss on derivative transactions, net of tax effect of $-0-	—	—	—	—	(248,710)	(248,710)
Stock based compensation—options	—	211,187	—	—	—	211,187
Restricted stock—compensation and activity	34	159,505	—	—	—	159,539
ESOP shares allocated for release	—	57,767	—	148,120	—	205,887

Balances at March 31, 2019	$34,110	$32,541,993	$27,206,418	$(1,925,560)	$(637,184)	$57,219,777

The accompanying notes are an integral part of these consolidated financial statements.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended March 31, 2019 and 2018

	2019	2018

Cash flows from operating activities
Interest received	$19,946,777	$18,587,764
Fees and commissions received	631,810	583,757
Interest paid	(5,522,468)	(4,427,190)
Cash paid to suppliers and employees	(10,817,139)	(13,059,738)
Origination of loans held for sale	(1,733,400)	—
Proceeds from sale of loans held for sale	1,767,882	—
Income taxes paid, net of refunds received	—	(10,835)

Net cash provided by operating activities	4,273,462	1,673,758

Cash flows from investing activities
Proceeds from sale of securities available for sale	—	11,608,699
Proceeds from maturing and called securities available for sale, including principal pay downs	15,781,118	15,124,739
Purchase of investment securities available for sale	(1,985,000)	(1,208,990)
Redemption of Federal Home Loan Bank stock	592,300	—
Purchase of Federal Home Loan Bank stock	(127,500)	(1,102,200)
Proceeds from Bank Owned Life Insurance death benefit	—	2,116,138
Loan principal repayments, net of loans originated	24,465,537	2,256,439
Loans purchased	—	(54,556,249)
Purchase of premises and equipment	(63,665)	(719,105)
Proceeds from sale of premises and equipment	—	767,728
Proceeds from sale of foreclosed real estate	164,674	35,896

Net cash provided (used) by investing activities	38,827,464	(25,676,905)

Cash flows from financing activities
Net (decrease) increase in
Deposits	(18,082,376)	(7,295,252)
Advances by borrowers for taxes and insurance	(237,081)	94,555
Proceeds from borrowings	24,000,000	40,000,000
Payments of borrowings	(33,500,000)	(15,027,250)
Interest rate swap on FHLB borrowings	(248,710)	300,023
Issuance of restricted stock	88	(35)
Redemption of restricted stock	(58,466)	(54,400)

Net cash (used) provided by financing activities	(28,126,545)	18,017,641

Net increase (decrease) in cash and cash equivalents	14,974,381	(5,985,506)

Cash and cash equivalents at beginning of period	23,368,415	29,353,921

Cash and cash equivalents at end of period	$38,342,796	$23,368,415

The accompanying notes are an integral part of these consolidated financial statements.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(Continued)

	2019	2018

Reconciliation of net income (loss) to net cash provided by operating activities
Net income (loss)	$1,285,928	$(6,048,942)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Amortization of premiums on certificates of deposit	90	91
Amortization of premiums on securities	620,390	822,270
Loss on sale of investment securities and certificates of deposit	—	2,354
(Gain) loss on sale of foreclosed real estate	(5,684)	1,299
Write-down of foreclosed real estate	113,832	31,955
Gain on loans held for sale	(34,482)	—
Loan discount accretion	(78,170)	(225,587)
Deposit premium amortization	(256,654)	(417,547)
Borrowing premium amortization	(122,140)	(425,509)
Core deposit intangible asset amortization	126,065	126,064
Premises and equipment depreciation and amortization	332,765	325,320
Gain on death benefit from bank-owned life insurance	—	(834,610)
Gain on sale of premises and equipment	—	(97,604)
Stock based compensation	429,104	460,880
Provision for loan losses	766,496	1,575,000
ESOP shares allocated for release	205,887	198,939
Decrease (increase) in
Accrued interest receivable	10,803	(158,302)
Loans held for sale	34,482	—
Cash surrender value of life insurance	(455,190)	(484,030)
Income taxes refundable and deferred income taxes	34,378	8,041,203
Other assets	1,229,304	(1,074,989)
(Decrease) increase in
Accrued interest payable	(25,330)	2,883
Deferred loan origination fees	(35,763)	69,676
Other liabilities	97,351	(217,056)

Net cash provided by operating activities	$4,273,462	$1,673,758

Noncash investing activity
Real estate acquired through foreclosure	$150,052	$23,835

The accompanying notes are an integral part of these consolidated financial statements.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

March 31, 2019

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Hamilton Bancorp, Inc. (the “Company”) was incorporated on June 7, 2012 to serve as the stock holding company for Hamilton Bank (the “Bank”), a federally chartered savings bank. On October 10, 2012, the Bank converted from a mutual savings bank to a stock savings bank and became the wholly owned subsidiary of the Company. In connection with the conversion, the Company sold 3,703,000 shares of common stock at a price of $10.00 per share, through which the Company received proceeds of approximately $35,580,000, net of offering expenses of approximately $1,450,000. The Bank’s employee stock ownership plan (the “ESOP”) purchased 8.0% of the shares sold in the offering, or 296,240 common shares. The purchase of shares by the ESOP was funded by a loan from the Company. The company’s common stock began trading on the NASDAQ Capital Market under the trading symbol “HBK” on October 12, 2012.

On December 21, 2017, the Bank converted its charter from a federal savings bank to a Maryland state-chartered commercial bank and now operates under the laws of the State of Maryland and applicable federal law. In conjunction with the Bank’s charter conversion, Hamilton Bancorp converted from a savings and loan holding company to a bank holding company. The charter conversion was part of the Bank’s strategic plan to allow it to continue to focus on growth opportunities in commercial, consumer and mortgage lending as well as small business and retail banking. The Maryland Office of the Commissioner of Financial Regulation serves as the Bank’s primary regulator with federal oversight provided by the Federal Deposit Insurance Corporation. Hamilton Bancorp will continue to be regulated by the Federal Reserve Board.

On May 13, 2016, the Company completed its acquisition of Fraternity Community Bancorp, Inc. (“Fraternity”) through the merger of Fraternity, the parent company of Fraternity Federal Savings and Loan, with and into the Company pursuant to the Agreement and Plan of Merger dated as of October 12, 2015, by and between the Company and Fraternity. As a result of the merger, each shareholder of Fraternity received a cash payment equal to nineteen dollars and twenty-five cents ($19.25) for each share of Fraternity common stock, or an aggregate of approximately $25.7 million. Immediately following the merger of Fraternity into the Company, Fraternity Federal Savings and Loan was merged with and into the Bank, with the Bank as the surviving entity.

On September 11, 2015, the Company completed its acquisition of Fairmount Bancorp, Inc. (“Fairmount Bancorp”) through the merger of Fairmount Bancorp, the parent company of Fairmount Bank, with and into the Company pursuant to the Agreement and Plan of Merger dated as of April 15, 2015, by and between the Company and Fairmount Bancorp. As a result of the merger, each shareholder of Fairmount Bancorp received a cash payment equal to thirty dollars ($30.00) for each share of Fairmount Bancorp common stock, or an aggregate of approximately $15.4 million. Immediately following the merger of Fairmount Bancorp into the Company, Fairmount Bank was merged with and into the Bank, with the Bank as the surviving entity.

Hamilton Bancorp is a holding company that operates a community bank with seven branches in the Baltimore- metropolitan area. Its primary deposit products are certificates of deposit and demand, savings, checking, and money market accounts. Its primary lending products consist of real estate mortgages, along with commercial and consumer loans. Hamilton Bancorp’s primary source of revenue is derived from loans to customers, who are predominately small and middle-market businesses and middle-income individuals.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Summary of Significant Accounting Policies

The accounting and reporting policies of Hamilton Bancorp, Inc. and Subsidiary (“Hamilton”) conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and to general practices in the banking industry. The more significant policies follow:

Principles of Consolidation. The accompanying consolidated financial statements include the accounts of the parent company and its wholly owned subsidiary, Hamilton Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

Reclassifications. There were no reclassifications to prior year amounts in order to conform to current period classifications.

Use of Estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, deferred income tax valuation allowances, the fair value of derivatives and investment securities, and other than temporary impairment of investment securities.

Cash and Cash Equivalents. For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks with original maturities of less than 90 days, brokerage money market accounts, and federal funds sold. Generally, federal funds are sold as overnight investments.

Investment Securities. Management determines the appropriate classification of investment securities at the time of purchase. Securities that may be sold before maturity are classified as available for sale and carried at fair value. Investment securities that management has the intent and ability to hold to maturity are classified as held to maturity and carried at amortized cost. All investment securities held by Hamilton at March 31, 2019 and 2018 are classified as available for sale.

Investment securities designated as available for sale are stated at estimated fair value based on quoted market prices. They represent those securities which management may sell as part of its asset/liability strategy or that may be sold in response to changing interest rates or liquidity needs. Changes in unrealized gains and losses, net of related deferred taxes, for available for sale securities are recorded in other comprehensive income. Realized gains (losses) on available-for-sale securities are included in noninterest revenue and, when applicable, are reported as a reclassification adjustment in other comprehensive income. Realized gains and losses on the sale of available for sale securities are recorded on the trade date and are determined by the specific identification method. The amortization of premiums and the accretion of discounts are recognized in interest revenue using methods approximating the interest method over the term of the security.

In estimating other-than-temporary impairment losses, management considers the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Federal Home Loan Bank Stock. Federal Home Loan Bank of Atlanta (the “FHLB”) stock is an equity interest in the FHLB, which does not have a readily determinable fair value for purposes of generally accepted accounting principles, because its ownership is restricted and it lacks a market. FHLB stock is carried at cost, which approximates fair value and can be sold back only at par value of $100 per share and only to the FHLB or another member institution. As a member of the FHLB, the Bank is required to purchase stock based on its total assets. Additional stock is purchased and redeemed based on the outstanding FHLB advances to the Bank. As of March 31, 2019 and 2018, the Company owned shares totaling $2,657,600 and $3,122,400, respectively.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Loans Held For Sale. Mortgage loans originated and intended for sale are carried at the lower of aggregate cost or estimated fair value. Fair value is determined based on outstanding investor commitments, or in the absence of such commitments, based on current investor yield requirements. Gains and losses on loan sales are determined by the specific- identification method.

Loans Receivable. The Bank makes mortgage, commercial, and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout the Baltimore metropolitan area. The ability of the Bank’s debtors to repay their loans is dependent upon the real estate and general economic conditions in this area.

Loans are reported at their outstanding unpaid principal balance adjusted for the allowance for loan loss, premiums on loans acquired, and/or any deferred fees or costs on originated loans. Interest revenue is accrued on the unpaid principal balance. Loan origination fees and the direct costs of underwriting and closing loans are recognized over the life of the related loan as an adjustment to yield using a method that approximates the interest method. Any differences that arise from prepayment will result in a recalculation of the effective yield.

Loans are generally placed on nonaccrual status when they are 90 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual status at an earlier date if the collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual status are reversed against interest revenue. The interest on nonaccrual loans is accounted for on the cash basis method, until the loans qualify for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and, in management’s judgment, future payments are reasonably assured.

Loans are considered impaired when, based on current information, management considers it unlikely that collection of principal and interest payments will be made according to contractual terms. If collection of principal is evaluated as doubtful, all payments are applied to principal. Impaired loans are measured: (i) at the present value of expected cash flows discounted at the loan’s effective interest rate; (ii) at the observable market price; or (iii) at the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, an impairment is recognized through an allocation of the allowance for loan losses and corresponding provision for loan losses. Generally, identified impairments are charged-off against the allowance for loan losses.

Troubled debt restructurings are loans for which Hamilton, for legal or economic reasons related to a debtor’s financial difficulties, has granted a concession to the debtor that it otherwise would not have considered. Concessions that result in the categorization of a loan as a troubled debt restructuring include:

•	Reduction of the stated interest rate;

•	Extension of the maturity date or dates at a stated interest rate lower than the current market rate for new debt with similar risk;

•	Reduction of the face amount or maturity amount of the debt as stated in the instrument or other agreement; or

•	Reduction of accrued interest

Allowance for Loan Losses. The allowance for loan losses represents an amount which, in management’s judgment, will be adequate to absorb probable future losses on existing loans. The allowance for loan losses is established, as loan losses are estimated to have occurred, through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Recoveries on previously charged-off loans are credited to the allowance for loan losses.

The allowance for loan losses is increased by provisions charged to income and reduced by charge-offs, net of recoveries. Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent risks in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and current economic conditions. The look back period for historical losses consists of reviewing a 48 month look back period for net charge-offs. Prior to September 30, 2018, we reviewed

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

both a 36 and 48 month look back period individually for net charge-offs to develop a range in which the allowance for loan losses should be within. The range has grown smaller over the past year to a point where the difference in the two calculations of the allowance for loan loss is deemed immaterial. As a result, and for efficiency purposes, we began to only utilize a historical charge-off period of 48 months in determining the necessary allowance for loan losses. We believe, although similar in amount, that a 48-month period is more representative of our charge-off history. In addition, we also adjusted the environmental factors for both the acquired loan portfolio and the legacy loan portfolio which will be evaluated on their own merits so as to stand on their own characteristics. These changes which became effective as of September 30, 2018 resulted in additional provisions of $294,000 and were primarily related to the acquired loan portfolios and the adjustment of their environmental factors.

Management considers a number of factors in estimating the required level of the allowance. These factors include: historical loss experience in the loan portfolios; the levels and trends in past-due and nonaccrual loans; the status of nonaccrual loans and other loans identified as having the potential for further deterioration; credit risk and industry concentrations; trends in loan volume; the effects of any changes in lending policies and procedures or underwriting standards; and a continuing evaluation of the economic environment. As part of the estimation process, management keeps the net charge-off history as a percentage of loans, as it pertains to each loan segment, constant across all risk ratings and alters the qualitative factors either up or down based upon the respective risk rating for each loan segment.

Bank-Owned Life Insurance (BOLI). The Bank purchased single premium life insurance policies on certain employees of the Bank. The net cash surrender value of those policies is included in the accompanying statement of financial position. Appreciation in the value of the insurance policies is recognized as noninterest revenue and is nontaxable. Upon the death of an employee covered under one or more BOLI policies, the full amount of the insurance policy is paid-out to the Bank and the difference between the policy amount and the cash surrender value of the policy or policies is recognized as noninterest revenue. This income is also nontaxable.

Premises and Equipment. Land is carried at cost. Buildings, land improvements, leasehold improvements, and furniture and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the lease term or the useful lives of the improvements. Maintenance and normal repairs are charged to noninterest expense as incurred, while additions and improvements to buildings and furniture and equipment are capitalized. Gains and losses on disposition of assets are reflected in earnings.

Foreclosed Real Estate. Real estate acquired through foreclosure or other means is recorded at the lower of its carrying value or the fair value of the related real estate collateral less estimated selling costs. Losses in estimated fair value incurred at the time of acquisition of the property are charged to the allowance for loan losses. Subsequent reductions in the estimated fair value of the property are included in noninterest expense. Costs to maintain foreclosed real estate are expensed as incurred.

Goodwill and Other Intangible Assets. Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Intangible assets, consisting of core deposit intangibles, represent purchased assets that also lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset may be sold or exchanged on its own or in combination with a related contract, asset, or liability. Core deposit intangibles are amortized on an accelerated basis over an eight-year period. Goodwill is not amortized but is evaluated on an annual basis to determine impairment, if any. Any impairment of goodwill would be recognized against income in the period of impairment.

Derivative Financial Instruments and Hedging Activities. Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

For derivatives qualifying as cash flow hedges, the Company also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. The effective portion of changes in fair value of derivatives that are designated and qualify as cash flow hedges is recognized in the consolidated statement of comprehensive income (loss). The gain or loss relating to the ineffective portion is recognized immediately in the consolidated statement of operations as a gain or loss. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in the consolidated statement of operations. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the consolidated statement of operations as a gain or loss to income.

For derivative instruments designated as fair-value hedges, the change in fair value of the derivative is recognized in the consolidated statement of operations under the same heading as the change in fair value of the hedged item for the portion attributable to the hedged risk. For accounting purposes, if the derivative is highly effective, the change in fair values relating to the asset or liability and the hedged item will offset one another and result in no impact to overall income.

Gains (losses) on derivatives representing either hedge components excluded from the assessment of effectiveness or hedge ineffectiveness are recognized in earnings.

Off-Balance-Sheet Credit-Related Financial Instruments. In the ordinary course of business, the Bank enters into commitments to extend credit, including commitments under standby letters of credit. Such financial instruments are recorded when they are funded or otherwise required to be recognized.

Advertising Costs. Advertising costs are expensed as incurred and included in non-interest expenses.

Revenue from Contracts with Customers. We record revenue from contracts with customers in accordance with Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers” (“Topic 606”). Under Topic 606, we must identify the contract with a customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue when (or as) we satisfy a performance obligation. Significant revenue has not been recognized in the current reporting period that results from performance obligations satisfied in previous periods. Our primary sources of revenue are derived from interest and dividends earned on loans, investment securities, and other financial instruments that are not within the scope of Topic 606. We have evaluated the nature of our contracts with customers and determined that further disaggregation of revenue from contracts with customers into more granular categories beyond what is presented in the Consolidated Statements of Operation was not necessary. Contracts with customers are generally fully satisfied in regard to performance obligations as services are rendered and the transaction prices are typically fixed; charged either on a periodic basis or based on activity. Because performance obligations are satisfied as services are rendered and the transaction prices are fixed, there is little judgment involved in applying Topic 606 that significantly affects the determination of the amount and timing of revenue from contracts with customers.

Stock Based Compensation. Compensation cost is recognized for stock options and restricted stock awards issued to employees and directors, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Income Taxes. The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that all or some portion of the deferred tax assets will not be realized.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Earnings Per Common Share. Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Weighted average shares exclude unallocated ESOP shares. Diluted earnings per share includes additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares relate to outstanding stock options, restricted stock, and warrants and are determined using the treasury stock method.

Subsequent Events. On May 1, 2019, the Company completed its sale to Orrstown Financial Services, Inc. (“Orrstown”), the parent company of Orrstown Bank located in Shippensburg, Pennsylvania pursuant to the Agreement and Plan of Merger dated October 23, 2018, by and between the Company and Orrstown. As a result of the merger, each shareholder of the Company received (1) cash payment equal to four dollars and ten cents ($4.10) and (2) 0.54 shares of Orrstown common stock for each share of Hamilton common stock owned. Immediately following the merger of the Company into Orrstown, Hamilton Bank was merged with and into Orrstown Bank, with Orrstown Bank as the surviving entity.

Note 2:	New Accounting Pronouncements

Recent Accounting Pronouncements

ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities. This ASU’s objectives are to: (1) improve the transparency and understandability of information conveyed to financial statement users about an entity’s risk management activities by better aligning the entity’s financial reporting for hedging relationships with those risk management activities; and (2) reduce the complexity of and simplify the application of hedge accounting by preparers. The ASU is effective for interim and annual reporting periods beginning after December 15, 2018; early adoption is permitted. The Company does not expect the adoption of ASU 2017-12 to have a material impact on the Company’s consolidated financial statements.

ASU 2017-04, Simplifying the Test for Goodwill Impairment. This update removes the requirement to compare the implied fair value of goodwill with its carrying amount as part of step 2 of the goodwill impairment test. As a result, under the ASU, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The ASU is effective for annual and interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company does not expect the adoption of ASU 2017-04 to have a material impact on its consolidated financial statements.

ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This update addresses diversity on how certain cash receipts and payments are reflected in the statement of cash flows. The update made the following changes that may affect the Company: (1) Debt Prepayment or Debt Extinguishment Costs: Cash payments for debt prepayment or debt extinguishment costs should be classified as cash flows for financing activities. (2) Proceeds from the settlement of Bank-Owned Life Insurance Policies: Cash proceeds received from the settlement of bank-owned life insurance policies should be classified as cash flows from investing activities. The cash payments for premiums on bank-owned policies may be classified as cash flows from investing activities, operating activities, or a combination of investing and operating activities. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years and is required to be applied retrospectively to all periods presented. The company adopted this guidance April 1, 2018, which did not result in a change in the classification in the statement of cash flows and did not have a material impact on our consolidated financial statements.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

ASU 2016-13, Financial Instruments – Credit Losses. The main objective of this update is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the guidance in this update replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to estimate credit losses. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. The guidance in this update for public business entities is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company was evaluating this guidance to determine the impact adoption would have on its consolidated financial statements. Hamilton Bancorp was in the process of implementing a committee and had begun to gather loan information and consider acceptable methodologies to comply with this ASU. The plan was for the implementation team to meet periodically to discuss the latest developments and updates via webcasts, publications, and conferences. However, due to the merger with Orrstown effective May 1, 2019, we will not be exploring the impact of this guidance or entering into a contract with an outside vendor as originally planned to assist with implementing CECL.

ASU 2016-02, Leases (Topic 842). From the lessee’s perspective, the new ASU standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement for lessees. The guidance also eliminates the current real estate- specific provision and changes the guidance on sale-leaseback transactions, initial direct costs and lease executory costs. With respect to lessors, the guidance modifies the classification criteria and the accounting for sales-type and direct financing leases. All entities will classify leases to determine how to recognize lease-related revenue and expense. In applying this guidance entities will also need to determine whether an arrangement contains a lease or service agreement. Disclosures are required by lessees and lessors to meet the objective of enabling users of financials statements to assess the amount, timing, and uncertainty of cash flows arising from leases.

ASU 2016-02 was later updated under ASU 2018-11. The update was put in place to address stakeholders concerns regarding comparative reporting and separating components of a lease contract for lessors. For comparative reporting, entities were originally required under ASU 2016-02 to use a modified retrospective transition method. Due to issues in implementing, the Board decided to provide another transition method that allows companies to initially apply the new leases standard at the adoption date versus retrospectively and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The amendments in this update also provides lessors a practical expedient, by class of underlying asset, to not separate nonlease components from the associated lease component, similar to the expedient provided by lessees. However, the lessor practical expedient is limited to circumstances in which the nonlease component or components otherwise would be accounted for under the new revenue guidance and both (1) the timing and pattern of transfer are the same for the nonlease component(s) and associated lease component and (2) the lease component, if accounted for separately, would be classified as an operating lease. The company currently has four leases for respective branches that will fall under this guidance. All leases relating to equipment are either 12 months or less and do not apply under this guidance. The Company is estimating it will have to record a ROU asset and liability approximating $1.3 million in correlation to its four branch leases under this guidance. For public entities, this guidance is effective for the first interim or annual period beginning after December 15, 2018. Early adoption is permitted.

In July 2018, as a follow-up to ASU 2016-02 (Topic 842), the Board issued ASU No. 2018-10 – Codification Improvements to Topic 842, Leases to clarify the codification associated with ASU 2016-02 or to correct unintended application of guidance. The amendments in this Update are of a similar nature to the items typically addressed in the Codification improvements project and affect narrow aspects of the guidance issued in the amendments in Update 2016-02. The Update addresses sixteen separate issues under the guidance that provide a clearer understanding as to intent and application of the guidance.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

ASU No. 2016-01, Financial Instruments – Recognition and Measurement of Financial Assets and Liabilities. This ASU requires equity investments to be measured at fair value with changes in fair value recognized in net income, excluding equity investments that are consolidated or accounted for under the equity method of accounting. The amendment allows equity investments without readily determinable fair values to be measured at cost minus impairment, with a qualitative assessment required to identify impairment. The amendment also requires public companies to use exit prices to measure the fair value of financial instruments purposes; requiring separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statement; it eliminates the disclosure requirements related to measurement assumptions for the fair value of instruments measured at amortized cost. In addition, for liabilities measured at fair value under the fair value option, to present in other comprehensive income changes in fair value due to changes in instrument specific credit risk. The Company’s management engaged a third-party expert in the field of valuation and reporting to assist management and ensure adequate documentation of financial controls and analysis performed in its review of “exit pricing” of the fair values of loans, deposits, and other financial instruments. This ASU is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We adopted this ASU effective April 1, 2018. With the adoption of this ASU, equity securities can no longer be classified as available for sale, and as such marketable equity securities are disclosed as a separate line item on the Consolidated Statement of Financial Condition with changes in the fair value of equity securities reflected in net income. At March 31, 2019 the Company did not have any equity securities. During the first quarter of fiscal 2019, we began using an exit price notion when measuring the fair value of our loan portfolio, excluding loans held for sale, for disclosure purposes (see Fair Value Measurements – Footnote Disclosure #18]. The adoption of this ASU did not have a significant impact on our consolidated financial statements.

ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

The guidance in this ASU affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets. This ASU does not apply to revenue associated with financial instruments including loans and securities that are accounted for under U.S. GAAP. Consequently, adoption of the ASU did not have a significant impact on the Company’s consolidated financial statements and related disclosures since the primary source of revenue for the Company is derived from interest and dividends earned on loans, investment securities and other financial instruments that are outside the scope of the ASU. The Company has assessed its revenue streams and reviewed its contracts with customers that are affected by the new guidance. This includes fees on deposits, gains and losses on the sale of foreclosed real estate, credit and debit card interchange fees, merchant card services, and administrative services for customer deposit account such as ATM and wire transfer transactions. The Company’s revenue recognition pattern for revenue streams within the scope of the ASU has not changed significantly from current practice and is immaterial to our financial statements. This guidance was effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. The Company adopted this guidance effective April 1, 2018 and it did not have a material impact on our consolidated financial statements.

ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (Topic 220). ASU 2018-02 allows an entity to elect a reclassification from accumulated other comprehensive income (“AOCI”) to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act that changed our federal income tax rate from 35% to 21%. The amount of that reclassification should include the effect of changes in the tax rate on the deferred tax amount in AOCI. The ASU requires an entity to state if an election to reclassify the tax effect to retained earnings is made along with the description of other income tax effects that are reclassified from AOCI. ASU 2018-02 is effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years with early

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

adoption permitted. Hamilton Bancorp early adopted ASU 2018-02 in the last quarter of fiscal 2018. The change in accounting principal was accounted for as a cumulative effect adjustment to the balance sheet resulting in a reclassification of $238,759 from AOCI to retained earnings during the last quarter of fiscal 2018.

Note 3:	Earnings per Share

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Weighted average shares exclude unallocated ESOP shares. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Both the basic and diluted earnings per share for the years ended March 31, 2019 and 2018 are summarized below:

	Year Ended March 31, 2019	Year Ended March 31, 2018
Net income (loss)	$1,285,928	$(6,048,942)
Weighted average common shares outstanding—basic	3,211,962	3,192,011
Weighted average common shares outstanding—diluted	3,228,081	3,192,011
Income (loss) per common share—basic and diluted	$0.40	$(1.90)

Anti-dilutive shares	212,611	175,177

During the year ended March 31, 2018, none of the common stock equivalents were dilutive due to the loss reported for that period.

Note 4:	Cash and Due From Banks

Regulation D of the Federal Reserve Act requires that banks maintain reserve balances with the Federal Reserve Bank based principally on the type and amount of their deposits. During fiscal years 2019 and 2018, the Company maintained balances at the Federal Reserve (in addition to vault cash) to meet the reserve requirements, as well as balances to partially compensate for services. Additionally, the Company maintained balances with the Federal Home Loan Bank and other domestic correspondent financial institutions as partial compensation for services they provided to the Company. The Bank normally carries balances with other correspondent financial institutions that exceed the federally insured limit.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 5:	Investment Securities Available for Sale

The amortized cost and fair value of securities at March 31, 2019 and 2018, is summarized as follows:

March 31, 2019	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
U.S. government agencies	$744,186	$—	$6,479	$737,707
Municipal bonds	11,785,808	—	340,720	11,445,088
Corporate bonds	2,000,000	—	36,324	1,963,676
Mortgage-backed securities	49,320,577	31,537	981,144	48,370,970

	$63,850,571	$31,537	$1,364,667	$62,517,441

March 31, 2018	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
U.S. government agencies	$2,753,346	$—	$34,697	$2,718,649
Municipal bonds	12,435,068	—	729,077	11,705,991
Corporate bonds	2,000,000	—	45,924	1,954,076
Mortgage-backed securities	61,078,665	12,993	2,066,238	59,025,420

	$78,267,079	$12,993	$2,875,936	$75,404,136

There were no sales of investment securities during the fiscal year ended March 31, 2019. Proceeds from sales of investment securities were $11,608,699 during the fiscal year ended March 31, 2018 with gains of $57,099 and losses of $59,455 for that period.

As of March 31, 2019 and 2018, all mortgage-backed securities are backed by U.S. Government- Sponsored Enterprises (GSE), except one private label mortgage-backed security that was acquired in the Fraternity acquisition in May 2016 with a book value of $37,106 and fair value of $37,636 as of March 31, 2019.

As of March 31, 2019 and 2018, the Company had pledged one security to the Federal Reserve Bank with a book value of $744,186 for both periods and a fair value of $737,707 and $723,032, respectively.

The amortized cost and estimated fair value of debt securities by contractual maturity at March 31, 2019 and 2018 follow. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

	Available for Sale
	March 31, 2019		March 31, 2018
	Amortized cost	Fair value	Amortized cost	Fair value
Maturing
Within one year	$—	$—	$2,009,160	$1,995,625
Over one to five years	1,225,702	1,208,191	1,231,928	1,196,368
Over five to ten years	4,128,733	4,007,026	3,578,827	3,500,641
Over ten years	9,175,559	8,931,254	10,368,499	9,686,082
Mortgage-backed, in monthly installments	49,320,577	48,370,970	61,078,665	59,025,420

	$63,850,571	$62,517,441	$78,267,079	$75,404,136

The following table presents the Company’s investments’ gross unrealized losses and the corresponding fair values by investment category and length of time that the securities have been in a continuous unrealized loss position at March 31, 2019 and 2018.

	Less than 12 months		12 months or longer		Total
March 31, 2019	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value
U.S. government agencies	$—	$—	$6,479	$737,707	$6,479	$737,707
Municipal bonds	—	—	340,720	11,445,088	340,720	11,445,088
Corporate bonds	—	—	36,324	1,963,676	36,324	1,963,676
Mortgage-backed securities	48,772	1,731,749	932,372	43,587,414	981,144	45,319,163

	$48,772	$1,731,749	$1,315,895	$57,733,885	$1,364,667	$59,465,634

	Less than 12 months		12 months or longer		Total
March 31, 2018	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value
U.S. government agencies	$21,163	$723,023	$13,534	$1,995,625	$34,697	$2,718,648
Municipal bonds	—	—	729,077	11,705,991	729,077	11,705,991
Corporate bonds	—	—	45,924	1,954,076	45,924	1,954,076
Mortgage-backed securities	383,987	15,880,948	1,682,251	40,684,836	2,066,238	56,565,784

	$405,150	$16,603,971	$2,470,786	$56,340,528	$2,875,936	$72,944,499

The unrealized losses that exist are a result of market changes in interest rates since the original purchase. Management systematically evaluates investment securities for other-than-temporary declines in fair value on an annual basis from the date of purchase if the respective security is in a loss position. This analysis requires management to consider various factors, which include (1) duration and magnitude of the decline in value, (2) the financial condition of the issuer or issuers and (3) structure of the security.

An impairment loss is recognized in earnings if any of the following are true: (1) the Company intends to sell the debt security; (2) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis; or (3) the Company does not expect to recover the entire amortized cost basis of the security. In

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

situations where the Company intends to sell or when it is more likely than not that the Company will be required to sell the security, the entire impairment loss must be recognized in earnings. In all other situations, only the portion of the impairment loss representing the credit loss must be recognized in earnings, with the remaining portion being recognized in shareholders’ equity as a component of other comprehensive income, net of deferred tax.

Note 6:	Loans Receivable and Allowance for Loan Losses

Loans receivable at March 31, 2019 and March 31, 2018, consisted of the following:

	March 31, 2019				March 31, 2018
	Legacy (1)	Acquired	Total Loans	% of Total	Legacy (1)	Acquired	Total Loans	% of Total
Real estate loans:
One-to four-family:
Residential (2)	$81,160,366	$64,716,589	$145,876,955	40%	$85,248,184	$72,749,066	$157,997,250	41%
Residential construction	4,911,612	—	4,911,612	1%	5,450,827	—	5,450,827	1%
Investor (3)	7,073,653	14,826,479	21,900,132	6%	9,275,031	17,460,809	26,735,840	7%
Commercial	108,392,592	7,583,882	115,976,474	32%	100,403,769	11,762,485	112,166,254	29%
Commercial construction	689,762	937,250	1,627,012	1%	5,763,784	1,352,019	7,115,803	2%

Total real estate loans	202,227,985	88,064,200	290,292,185	80%	206,141,595	103,324,379	309,465,974	80%
Commercial business (4)	36,293,766	1,656,594	37,950,360	10%	38,302,739	1,841,226	40,143,965	10%
Home equity loans	14,609,391	4,702,903	19,312,294	5%	13,956,327	6,039,462	19,995,789	5%
Consumer (5)	15,904,267	646,570	16,550,837	5%	18,849,448	766,063	19,615,511	5%

Total Loans	269,035,409	95,070,267	364,105,676	100%	277,250,109	111,971,130	389,221,239	100%

Net deferred loan origination fees and costs	(176,983)	—	(176,983)		(212,746)	—	(212,746)
Loan premium (discount)	1,649,216	(158,658)	1,490,562		1,922,428	(510,036)	1,412,392

	$270,507,642	$94,911,609	$365,419,255		$278,959,791	$111,461,094	$390,420,885

(1)

As a result of the acquisition of Fraternity Community Bancorp, Inc., the parent company of Fraternity Federal Savings and Loan, in May 2016 and Fairmount Bancorp, Inc., the parent company of Fairmount Bank, in September 2015, we have segmented the portfolio into two components, loans originated by Hamilton Bank “Legacy” and loans acquired from Fraternity Community Bancorp, Inc. and Fairmount Bancorp, Inc. “Acquired”.

(2)	“Legacy” one-to four-family residential real estate loans at March 31, 2018 includes $19.2 million of purchased loan pools, respectively.
(3)	“Investor” loans are residential mortgage loans secured by non-owner occupied one-to four-family properties.
(4)

“Legacy” commercial business loans at March 31, 2018 includes a $15.5 million pool of commercial lease loans purchased in June 2017 and $3.2 million in guaranteed SBA loans purchased in last half of fiscal 2018.

(5)	“Legacy” consumer loans at March 31, 2018 includes $19.9 million of purchased loan pools consisting of recreational vehicles that were purchased in August and December 2017.

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent on economic and market conditions in the Bank’s lending area. Construction loan repayments are generally dependent on the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

A substantial portion of the Bank’s loan portfolio is real estate loans secured by residential and commercial real estate properties located in the Baltimore metropolitan area. Loans are extended only after evaluation of a customer’s creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 75% - 95% of the appraised value of a property, depending on the type of loan, and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for construction loans and disburses the proceeds of those and similar loans only as work progresses on the related projects.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Commercial business loans are made to provide funds for equipment and general corporate needs. Repayment of a loan primarily uses the funds obtained from the operation of the borrower’s business. Commercial loans also include lines of credit that are utilized to finance a borrower’s short-term credit needs and/or to finance a percentage of eligible receivables and inventory. The Company’s loan portfolio also includes equipment leases, which consists of leases for essential commercial equipment used by small to medium sized businesses.

The home equity loans consist of both conforming loans and revolving lines of credit to consumers which are secured by residential real estate. These loans are typically secured with second mortgages on the homes. Consumer loans include share loans, installment loans and, to a lesser extent, personal lines of credit. Share loans represent loans that are collateralized by a certificate of deposit or other deposit product. Installment loans are used by customers to purchase primarily automobiles, but may be used to also purchase boats and recreational vehicles.

The following tables detail activity in the allowance for loan losses by portfolio segment for the fiscal years ended March 31, 2019 and 2018. The allowance for loan losses allocated to each portfolio segment is not necessarily indicative of future losses in any particular portfolio segment and does not restrict the use of the allowance to absorb losses in other portfolio segments.

	March 31, 2019
	Residential Real Estate	Investor Real Estate	Commercial Real Estate	Commercial Construction	Commercial Business	Home Equity	Consumer	Unallocated	Total
Allowance for credit losses:
Beginning balance	$608,723	$51,690	$1,253,383	$33,430	$673,982	$69,459	$131,236	$—	$2,821,903
Charge-offs	(35,124)	(41,020)	(31,320)	—	(506,353)	—	(31,294)	—	(645,111)
Recoveries	61,757	33,674	31,320	—	12,515	—	5,871	—	145,137
Provision for credit losses	105,156	134,632	64,247	(29,816)	468,452	9,548	8,204	6,073	766,496

Ending balance	$740,512	$178,976	$1,317,630	$3,614	$648,596	$79,007	$114,017	$6,073	$3,088,425

Allowance allocated to:

Legacy Loans:
Individually evaluated for impairment	$260,539	$—	$—	$—	$1,650	$—	$—	$—	$262,189

Collectively evaluated for impairment	273,275	47,598	1,269,177	3,311	641,679	59,574	113,935	6,073	2,414,622

Acquired Loans:
Individually evaluated for impairment	$—	$1,392	$—	$—	$—	$—	$—	$—	$1,392

Collectively evaluated for impairment	206,698	129,986	48,453	303	5,267	19,433	82	—	410,222

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

	March 31, 2018
	Residential Real Estate	Investor Real Estate	Commercial Real Estate	Commercial Construction	Commercial Business	Home Equity	Consumer	Total
Allowance for credit losses:
Beginning balance	$553,539	$35,275	$1,375,894	$9,031	$149,461	$70,071	$1,544	$2,194,815
Charge-offs	(19,868)	(315,663)	(244,014)	—	(378,694)	—	(17,013)	(975,252)
Recoveries	3,937	18,129	—	—	770	—	4,504	27,340
Provision for credit losses	71,115	313,949	121,503	24,399	902,445	(612)	142,201	1,575,000

Ending balance	$608,723	$51,690	$1,253,383	$33,430	$673,982	$69,459	$131,236	$2,821,903

Allowance allocated to:

Legacy Loans:
Individually evaluated for impairment	$266,256	$—	$—	$—	$—	$—	$—	$266,256

Collectively evaluated for impairment	342,467	51,690	1,253,383	33,430	673,982	69,459	131,236	2,555,647

Acquired Loans:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—

Collectively evaluated for impairment	—	—	—	—	—	—	—	—

Our recorded investment in loans at March 31, 2019 and 2018 related to each balance in the allowance for probable loan losses by portfolio segment and disaggregated on the basis of our impairment methodology was as follows:

	March 31, 2019
	Residential Real Estate	Investor Real Estate	Commercial Real Estate	Commercial Construction	Commercial Business	Home Equity	Consumer	Total

Loans:

Legacy Loans:
Individually evaluated for impairment	$1,733,537	$—	$4,071,867	$—	$929,240	$5,834	$57,600	$6,798,078
Collectively evaluated for impairment	84,338,441	7,073,653	104,320,725	689,762	35,364,526	14,603,557	15,846,667	262,237,331

Ending balance	$86,071,978	$7,073,653	$108,392,592	$689,762	$36,293,766	$14,609,391	$15,904,267	$269,035,409

Acquired Loans:
Individually evaluated for impairment	$281,721	$255,847	$—	$—	$—	$—	$52,874	$590,442
Collectively evaluated for impairment	64,434,868	14,570,632	7,583,882	937,250	1,656,594	4,702,903	593,696	94,479,825

Ending balance	$64,716,589	$14,826,479	$7,583,882	$937,250	$1,656,594	$4,702,903	$646,570	$95,070,267

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

	March 31, 2018
	Residential Real Estate	Investor Real Estate	Commercial Real Estate	Commercial Construction	Commercial Business	Home Equity	Consumer	Total

Loans:

Legacy Loans:
Individually evaluated for impairment	$1,827,040	$60,949	$4,356,264	$—	$795,410	$20,595	$34,266	$7,094,524
Collectively evaluated for impairment	88,871,971	9,214,082	96,047,505	5,763,784	37,507,329	13,935,732	18,815,182	270,155,585

Ending balance	$90,699,011	$9,275,031	$100,403,769	$5,763,784	$38,302,739	$13,956,327	$18,849,448	$277,250,109

Acquired Loans:
Individually evaluated for impairment	$922,252	$444,254	$198,938	$—	$—	$—	$60,011	$1,625,455
Collectively evaluated for impairment	71,826,814	17,016,555	11,563,547	1,352,019	1,841,226	6,039,462	706,052	110,345,675

Ending balance	$72,749,066	$17,460,809	$11,762,485	$1,352,019	$1,841,226	$6,039,462	$766,063	$111,971,130

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Past due loans, segregated by age and class of loans, as March 31, 2019 and 2018, were as follows:

	March 31, 2019			March 31, 2018
	Legacy	Acquired	Total	Legacy	Acquired	Total
Current	$263,440,172	$94,377,045	$357,817,217	$270,807,643	$109,972,473	$380,780,116
Accruing past due loans:
30-59 days past due:
Real estate loans:
Residential	91,690	—	91,690	63,618	689,364	752,982
Investor	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
Commercial business	152,488	—	152,488	135,502	—	135,502
Home equity loans	—	—	—	—	—	—
Consumer	60,074	87,650	147,724	148,876	—	148,876

Total 30-59 days past due	304,252	87,650	391,902	347,996	689,364	1,037,360

60-89 days past due:
Real estate loans:
Residential	102,269	—	102,269	70,291	—	70,291
Investor	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Commercial construction	—	158,879	158,879	—	—	—
Commercial business	162,080	—	162,080	134,524	—	134,524
Home equity loans	—	—	—	—	—	—
Consumer	—	—	—	28,300	—	28,300

Total 60-89 days past due	264,349	158,879	423,228	233,115	—	233,115

90 or more days past due:
Real estate loans:
Residential	—	—	—	—	—	—
Investor	220,639	47,005	267,644	734,818	471,423	1,206,241
Commercial	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Home equity loans	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total 90 or more days past due	220,639	47,005	267,644	734,818	471,423	1,206,241

Total accruing past due loans	789,240	293,534	1,082,774	1,315,929	1,160,787	2,476,716

Non-accruing loans:
Real estate loans:
Residential	344,699	264,100	608,799	526,584	338,060	864,644
Investor	—	135,492	135,492	60,949	300,872	361,821
Commercial	4,071,867	—	4,071,867	4,356,264	198,938	4,555,202
Commercial construction	—	—	—	—	—	—
Commercial business	331,831	—	331,831	165,285	—	165,285
Home equity loans	—	96	96	12,605	—	12,605
Consumer	57,600	—	57,600	4,850	—	4,850

Non-accruing loans:	4,805,997	399,688	5,205,685	5,126,537	837,870	5,964,407

Total Loans	$269,035,409	$95,070,267	$364,105,676	$277,250,109	$111,971,130	$389,221,239

Nonaccrual interest not accrued:
Real estate loans:
Residential	$13,430	$52,008	$65,438	$8,250	$53,120	$61,370
Investor	—	18,454	18,454	8,513	15,604	24,117
Commercial	715,195	—	715,195	294,619	—	294,619
Commercial construction	—	—	—	—	—	—
Commercial business	33,636	—	33,636	12,891	—	12,891
Home equity loans	14	—	14	436	—	436
Consumer	3,104	—	3,104	385	—	385

Total nonaccrual interest not accrued	$765,379	$70,462	$835,841	$325,094	$68,724	$393,818

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Impaired Loans as of March 31, 2019 and 2018 were as follows:

	Impaired Loans at March 31, 2019
Legacy:	Unpaid Contractual Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Real estate loans:
Residential	$612,233	$428,970	$—	$438,448	$7,581
Investor	2,902	—	—	353	1,332
Commercial	6,357,777	4,071,867	—	4,140,832	53,278
Commercial construction	—	—	—	—	—
Commercial business	1,672,616	878,090	—	1,100,757	67,311
Home equity loans	32,728	5,834	—	6,436	189
Consumer	86,429	57,600	—	64,648	—
With an allowance recorded:
Real estate loans:
Residential	1,327,147	1,304,567	260,539	1,316,104	37,854
Investor	—	—	—	—
Commercial	—	—	—	—	—
Commercial construction	—	—	—	—	—
Commercial business	172,842	51,150	1,650	79,785	—
Home equity loans	—	—	—	—	—
Consumer	—	—	—	—	—

Total legacy impaired	10,264,674	6,798,078	262,189	7,147,363	167,545

Acquired (1):
With no related allowance recorded:
Real estate loans:
Residential	298,928	281,721	—	282,169	1,727
Investor	279,843	195,865	—	195,584	12,981
Commercial	—	—	—	—	—
Commercial construction	—	—	—	—	—
Commercial business	—	—	—	—	—
Home equity loans	37,615	—	—	—	1,104
Consumer	86,187	52,874	—	54,756	3,789
With an allowance recorded:
Real estate loans:
Residential	—	—	—	—	—
Investor	119,421	59,982	1,392	59,472	—
Commercial	—	—	—	—	—
Commercial construction	—	—	—	—	—
Commercial business	—	—	—	—	—
Home equity loans	—	—	—	—	—
Consumer	—	—	—	—	—

Total acquired impaired	821,994	590,442	1,392	591,981	19,601

Total impaired	$11,086,668	$7,388,520	$263,581	$7,739,344	$187,146

(1)

Generally accepted accounting principles require that we record acquired loans at fair value at acquisition, which includes a discount for loans with credit impairment. These purchased credit impaired loans are not performing according to their contractual terms and meet the definition of an impaired loan. Although we do not accrue interest income at the contractual rate on these loans, we do recognize an accretable yield as interest income to the extent such yield is supported by cash flow analysis of the underlying loans.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

	Impaired Loans at March 31, 2018
Legacy:	Unpaid Contractual Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Real estate loans:
Residential	$665,051	$517,600	$—	$548,636	$9,257
Investor	126,389	60,949	—	118,175	3,772
Commercial	6,487,088	4,356,264	—	4,634,504	1,077
Commercial construction	—	—	—	—	—
Commercial business	1,562,756	795,410	—	1,082,773	103,474
Home equity loans	47,650	20,595	—	22,604	392
Consumer	48,115	34,266	—	38,514	1,576
With an allowance recorded:
Real estate loans:
Residential	1,336,078	1,309,440	266,256	1,328,919	51,928
Investor	—	—	—	—
Commercial	—	—	—	—	—
Commercial construction	—	—	—	—	—
Commercial business	—	—	—	—	—
Home equity loans	—	—	—	—	—
Consumer	—	—	—	—	—

Total legacy impaired	10,273,127	7,094,524	266,256	7,774,125	171,476

Acquired (1):
With no related allowance recorded:
Real estate loans:
Residential	1,082,484	922,252	—	945,602	26,437
Investor	682,045	444,254	—	659,246	37,368
Commercial	248,938	198,938	—	201,519	7,336
Commercial construction	—	—	—	—	—
Commercial business	—	—	—	—	—
Home equity loans	40,473	—	—	—	1,329
Consumer	95,986	60,371	—	64,013	6,062
With an allowance recorded:
Real estate loans:
Residential	—	—	—	—	—
Investor	—	—	—	—	—
Commercial	—	—	—	—	—
Commercial construction	—	—	—	—	—
Commercial business	—	—	—	—	—
Home equity loans	—	—	—	—	—
Consumer	—	—	—	—	—

Total acquired impaired	2,149,926	1,625,815	—	1,870,380	78,532

Total impaired	$12,423,053	$8,720,339	$266,256	$9,644,505	$250,008

(1)

Generally accepted accounting principles require that we record acquired loans at fair value at acquisition, which includes a discount for loans with credit impairment. These purchased credit impaired loans are not performing according to their contractual terms and meet the definition of an impaired loan. Although we do not accrue interest income at the contractual rate on these loans, we do recognize an accretable yield as interest income to the extent such yield is supported by cash flow analysis of the underlying loans.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The following table documents changes in the carrying amount of acquired impaired loans (Purchase Credit Impaired of “PCI”) for the years ended March 31, along with the outstanding balance at the end of the period:

	2019	2018
Recorded investment at beginning of period	$1,021,424	$1,341,935
Accretion	31,895	27,744
Reductions for payments	(672,577)	(348,255)

Recorded investment at end of period	$380,742	$1,021,424

Outstanding principal balance at end of period	$446,959	$1,274,022

A summary of changes in the accretable yield for PCI loans for the years ended March 31, is as follows:

	2019	2018
Accretable yield, beginning of period	$31,895	$59,639
Accretion	(31,895)	(27,744)
Reclassification from nonaccretable difference	—	—

Accretable yield, end of period	$—	$31,895

Impaired loans also include certain loans that have been modified in troubled debt restructurings (TDRs) where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Bank’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Generally, nonaccrual loans that are modified and considered TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

A summary of TDRs at March 31, 2019 and 2018 follows:

March 31, 2019	Number of contracts	Performing	Nonperforming	Total
Real estate loans:
Residential	16	$1,286,569	$208,636	$1,495,205
Investor	—	—	—	—
Commercial	2	—	1,195,421	1,195,421
Commercial construction	—	—	—	—
Commercial business	1	597,409	—	597,409
Home equity loans	—	—	—	—
Consumer	—	—	—	—

	19	$1,883,978	$1,404,057	$3,288,035

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

March 31, 2018	Number of contracts	Performing	Nonperforming	Total
Real estate loans:
Residential	15	$1,230,166	$312,964	$1,543,130
Investor	—	—	—	—
Commercial	2	—	1,195,421	1,195,421
Commercial construction	—	—	—	—
Commercial business	1	605,488	—	605,488
Home equity loans	—	—	—	—
Consumer	—	—	—	—

	18	$1,835,654	$1,508,385	$3,344,039

The following table presents the number of contracts and the dollar amount of TDRs that were added during the years ended March 31, 2019 and 2018. The amount shown reflects the outstanding loan balance at the time of the modification.

	Loans Modified as a TDR for the fiscal year ended
	March 31, 2019		March 31, 2018
Troubled Debt Restructurings	Number of contracts	Outstanding recorded investment	Number of contracts	Outstanding recorded investment
Real estate loans:
Residential	1	$20,565	3	$52,363

There are no TDRs that defaulted over the twelve-month period ended March 31, 2019 and 2018. Payment default under a TDR is defined as any TDR that is 90 days or more past due following the time that the loan was modified or the inability of the TDR to make the required payment subsequent to the modification. There are no commitments to extend credit under existing TDRs as of March 31, 2019.

In calculating the allowance for loan losses, individual TDRs are evaluated for impairment. TDRs are evaluated for impairment based upon either the present value of cash flows or, if collateral dependent, the lower of cost or fair value of the underlying collateral. If it is determined that the cash flows or underlying collateral is less than the carrying amount of the loan, the difference in value will be charged-off through earnings, unless the TDR is performing, in which case a specific reserve may be set-up for that TDR.

Credit quality indicators

As part of the ongoing monitoring of the credit quality of the Bank’s loan portfolio, management tracks certain credit quality indicators including trends related to the risk grade of loans, the level of classified loans, net charge offs, nonperforming loans, and the general economic conditions in the Bank’s market.

The Bank utilizes a risk grading matrix to assign a risk grade to each of its loans. A description of the general characteristics of loans characterized as watch list or classified is as follows:

Pass

A pass loan is considered of sufficient quality to preclude a special mention or an adverse rating. Pass assets generally are well protected by the current net worth and paying capacity of the obligor or by the value of the asset or underlying collateral.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Special Mention

A special mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Bank’s credit position at some future date. Special mention loans are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

Loans that would primarily fall into this notational category could have been previously classified adversely, but the deficiencies have since been corrected. Management should closely monitor recent payment history of the loan and value of the collateral.

Borrowers may exhibit poor liquidity and leverage positions resulting from generally negative cash flow or negative trends in earnings. Access to alternative financing may be limited to finance companies for business borrowers and may be unavailable for commercial real estate borrowers.

Substandard

A substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard loans have a well-defined weakness, or weaknesses, that jeopardize the collection or liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. This will be the measurement for determining if a loan is impaired.

Borrowers may exhibit recent or unexpected unprofitable operations, an inadequate debt service coverage ratio, or marginal liquidity and capitalization. These loans require more intense supervision by Bank management.

Doubtful

A doubtful loan has all the weaknesses inherent as a substandard loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. A loan classified as doubtful exhibits loss potential. However, there is still sufficient reason to permit the loan to remain on the books. A doubtful classification could reflect the deterioration of the primary source of repayment and serious doubt exists as to the quality of the secondary source of repayment.

Doubtful classifications should be used only when a distinct and known possibility of loss exists. When identified, adequate loss should be recorded for the specific assets. The entire asset should not be classified as doubtful if a partial recovery is expected, such as liquidation of the collateral or the probability of a private mortgage insurance payment is likely.

Loss

Loans classified as loss are considered uncollectable and of such little value that their continuance as loans is unjustified. A loss classification does not mean a loan has absolutely no value; partial recoveries may be received in the future. When loans or portions of a loan are considered a loss, it will be the policy of the Bank to write-off the amount designated as a loss. Recoveries will be treated as additions to the allowance for loan losses.

The following tables present the March 31, 2019 and 2018 balances of classified loans based on the risk grade. Classified loans include Special Mention, Substandard, Doubtful, and Loss loans. The Bank had no loans classified as Doubtful or Loss as of March 31, 2019 or 2018.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

	March 31, 2019			March 31, 2018
	LEGACY	ACQUIRED	TOTAL	LEGACY	ACQUIRED	TOTAL
Risk Rating:
Rating - Pass:
Real estate loans:
Residential	$83,317,696	$63,366,329	$146,684,025	$87,863,805	$70,901,293	$158,765,098
Investor	7,073,653	14,302,832	21,376,485	9,214,082	16,719,346	25,933,428
Commercial	103,857,113	7,583,882	111,440,995	92,955,370	11,563,547	104,518,917
Commercial construction	689,762	937,250	1,627,012	5,763,784	1,352,019	7,115,803
Commercial Business	34,135,406	1,656,594	35,792,000	37,978,293	1,841,226	39,819,519
Home Equity	14,603,558	4,598,050	19,201,608	13,935,732	5,928,787	19,864,519
Consumer	15,806,059	618,571	16,424,630	18,733,489	733,669	19,467,158

Total Pass	259,483,247	93,063,508	352,546,755	266,444,555	109,039,887	375,484,442

Rating - Special Mention:
Real estate loans:
Residential	2,307,630	1,068,539	3,376,169	2,365,652	925,521	3,291,173
Investor	—	267,799	267,799	—	297,209	297,209
Commercial	463,612	—	463,612	3,092,135	—	3,092,135
Commercial construction	—	—	—	—	—	—
Commercial Business	1,900,498	—	1,900,498	134,524	—	134,524
Home Equity	—	104,853	104,853	—	110,675	110,675
Consumer	40,608	—	40,608	96,474	—	96,474

Total Special Mention	4,712,348	1,441,191	6,153,539	5,688,785	1,333,405	7,022,190

Rating - Substandard:
Real estate loans:
Residential	446,652	281,721	728,373	469,554	922,252	1,391,806
Investor	—	255,848	255,848	60,949	444,254	505,203
Commercial	4,071,867	—	4,071,867	4,356,264	198,938	4,555,202
Commercial construction	—	—	—	—	—	—
Commercial Business	257,862	—	257,862	189,922	—	189,922
Home Equity	5,833	—	5,833	20,595	—	20,595
Consumer	57,600	27,999	85,599	19,485	32,394	51,879

Total - Substandard	4,839,814	565,568	5,405,382	5,116,769	1,597,838	6,714,607

Rating - Doubtful	—	—	—	—	—	—
Rating - Loss	—	—	—	—	—	—

TOTAL LOANS	$269,035,409	$95,070,267	$364,105,676	$277,250,109	$111,971,130	$389,221,239

In the normal course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. Loan commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition to the contract. Mortgage loan commitments generally have fixed interest rates, fixed expiration dates, and may require payment of a fee. Other loan commitments generally have fixed interest rates. Lines of credit generally have variable interest rates. Such lines do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The Bank’s maximum exposure to credit loss in the event of nonperformance by the customer is the contractual amount of the credit commitment. Loan commitments, lines of credit, and letters of credit are made on the same terms, including collateral, as outstanding loans. The Bank has established an off-balance sheet reserve for potential losses associated with any outstanding commitment or unused line of credit. The off-balance sheet reserve is a percentage of the outstanding commitment or unused line of credit that is based upon a discounted charge-off history associated with each respective loan segment. The reserve at March 31, 2019 and 2018 totaled $56,500 and $50,200, respectively. At March 31, 2019, management is not aware of any accounting loss to be incurred by funding these loan commitments at this time.

The Bank had the following outstanding commitments and unused lines of credit as of March 31, 2019 and 2018:

	March 31, 2019	March 31, 2018
Unused commercial lines of credit	$13,609,929	$9,187,810
Unused home equity lines of credit	23,377,072	22,560,376
Unused consumer lines of credit	77,829	29,331
Residential construction loan commitments	8,316,672	4,234,076
Commercial construction loan commitments	2,061,541	8,968,416
Home equity loan commitments	100,000	389,600
Commercial loan commitments	2,454,945	5,125,000
Standby letter of credit	762,183	250,224

Note 7:	Related Party Transactions

The officers and directors of the Bank enter into loan transactions with the Bank in the ordinary course of business. The terms of these transactions are similar to the terms provided to other borrowers entering into similar loan transactions. All related party loans are subject to review by management and the board of directors.

Activity in these loans during the years ended March 31, 2019 and 2018 was as follows:

	2019	2018
Balance—Beginning of year	$129,954	$345,314
New loans and lines of credit advances	31,800	1,600
Principal repayments	(40,662)	(216,960)

Balance—End of year	$121,092	$129,954

At March 31, 2019 there were $31,000 of new loans made to related parties during the fiscal year and $5,600 of credit available under certain lines of credit. At March 31, 2018 there were no new loans made to related parties during the fiscal year and $6,150 of credit available under lines of credit. Deposits from officers and directors of the Bank totaled $1,070,507 and $1,033,558 at March 31, 2019 and 2018, respectively.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 8:	Premises and Equipment

A summary of premises and equipment and the related depreciation and amortization as of March 31, is as follows:

	Estimated Useful Life	2019	2018
Land		$1,064,046	$1,064,046
Office buildings and improvements	3 - 39 years	3,902,037	3,899,584
Furniture and equipment	3 - 7 years	2,781,552	2,711,893
Automobiles	5 years	43,505	43,505
Assets not in service		—	8,448

		7,791,140	7,727,476
Accumulated depreciation and amortization		(4,114,415)	(3,781,651)

Net premises and equipment		$3,676,725	$3,945,825

Depreciation and amortization expense		$332,765	$325,320

At March 31, 2019, the Bank had four operating leases that include three branches acquired from Fraternity and the administrative office lease in Baltimore County. The administrative office lease was renewed under a five-year option in December 2016, while two of the acquired branches renewed leases due to relocation during fiscal 2018. Each of the lease agreements have options to renew at the end of the lease term. Rental expense under the four leases for the year ended March 31, 2019 was $521,912 compared to lease expense of $511,884 for March 31, 2018. The minimum future rental commitment under the current lease agreements at March 31, 2019 is as follows:

Year ending March 31,	Payments
2020	543,727
2021	480,779
2022	353,841
2023	75,926
2024	32,217
Thereafter	—

$1,486,490

Note 9:	Goodwill and Other Intangible Assets

The Company’s intangible assets (goodwill and core deposit intangible) at March 31, 2019 consists of assets recorded in December 2009 associated with the acquisition of a branch office in Pasadena, Maryland and the acquisition of Fairmount and Fraternity in September 2015 and May 2016, respectively. Only the goodwill related to the branch office acquisition in the amount of $2.7 million is deductible for tax purposes. We conducted our annual impairment test of goodwill in the fourth quarter of fiscal 2019 utilizing Company information as of December 31, 2018. Based upon the impairment tests performed as of December 31, 2018, the fair values exceeded the carrying values of our only reporting unit. As a result, no impairment to goodwill was recorded for the period ended March 31, 2019. The core deposit intangible asset is being amortized straight-line over a life of eight years.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The following table presents the changes in net book value of intangible assets for the years ended March 31, 2019 and 2018:

	Goodwill	Core deposit intangible
Balance April 1, 2017	$8,563,530	$739,298
Amortization	—	(126,064)

Balance March 31, 2018	8,563,530	613,234
Amortization	—	(126,065)

Balance March 31, 2019	$8,563,530	$487,169

At March 31, 2019, future expected annual amortization associated with the core deposit intangible is as follows:

Year ending March 31,	Amount
2020	123,737
2021	98,070
2022	98,070
2023	98,070
2024	64,180
2025	5,042

$487,169

Note 10:	Derivative – Interest Rate Swap Agreements

The Company utilizes interest rate swap agreements as part of its asset liability management strategy to help manage its interest rate risk position. The notional amount of the interest rate swaps does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreements. The Company posted $767,000 and $751,000 under collateral arrangements as of March 31, 2019 and 2018, respectively, to satisfy collateral requirements associated with the risk exposure associated with all interest rate swap agreements.

Interest Rate SWAPS Designated as Cash Flow Hedges

During fiscal 2017, the Company entered into several interest rate swaps that were designated as cash flow hedges. The interest rate swaps have notional amounts totaling $11.6 million as of March 31, 2019 and were designated as cash flow hedges of certain Federal Home Loan Bank advances. The purpose of the cash flow hedges is to match-fund longer- term assets with longer-term borrowings to reduce potential interest rate risk and cost by swapping a variable rate borrowing for a fixed rate borrowing. The aggregate fair value of the swaps is recorded in other assets (liabilities) with changes in fair value associated with the effective portion recorded in other comprehensive income (loss) and the ineffective portion recorded in other non-interest income. The cash flow hedges were determined to be ineffective during the quarter ended September 30, 2017. As such, a loss of $17,060 and a gain of $1,075 of ineffectiveness has been reported in noninterest revenue for the periods ending March 31, 2019 and 2018, respectively.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Summary information about the interest-rate swaps designated as cash flow hedges as of year-end is as follows:

Interest Rate Swap	Notional Amount	Effective Start Date	Maturity Date	Pay Fixed Rate	Receive Floating Rate
FHLB Advance Swap 1	$1,850,000	March 9, 2017	March 9, 2022	2.24%	3-Month LIBOR
FHLB Advance Swap 2	1,850,000	March 9, 2017	March 9, 2024	2.41%	3-Month LIBOR
FHLB Advance Swap 3	1,850,000	March 9, 2017	March 9, 2027	2.57%	3-Month LIBOR
FHLB Advance Swap 4	2,000,000	March 29, 2017	March 29, 2022	2.08%	3-Month LIBOR
FHLB Advance Swap 5	2,000,000	March 29, 2017	March 29, 2024	2.24%	3-Month LIBOR
FHLB Advance Swap 6	2,000,000	March 29, 2017	March 29, 2027	2.40%	3-Month LIBOR

Total Notional Amount	$11,550,000

Interest expense recorded on the swap transactions totaled $4,177 and $110,926 for the fiscal years ending March 31, 2019 and 2018 and is reported as a component of interest expense relating to borrowed funds.

The following table reflects cash flow hedges included in the Consolidated Statements of Financial Condition as of March 31, 2019 and 2018:

	March 31, 2019		March 31, 2018
	Notional Amount	Fair Value	Notional Amount	Fair Value
Included in assets:
Interest rate swaps related to FHLB Advances			$11,550,000	$217,464

Included in liabilities:
Interest rate swaps related to FHLB Advances	$11,550,000	$48,305

The following tables present the net gains (losses) recorded in accumulated other comprehensive income (loss) and the Consolidated Statements of Operations relating to the cash flow derivative instruments for the fiscal years ended March 31, 2019 and 2018:

	Fiscal Year Ended March 31, 2019
	Amount of Gain (Loss) Recognized in OCI (Effective Portion)	Amount of Gain (Loss) Reclassified from OCI to Interest Income	Amount of Gain (Loss) Recognized in Other Noninterest Income (Ineffective Portion)

Interest Rate Contracts	$(248,710)	$—	$(17,060)

	Fiscal Year Ended March 31, 2018
	Amount of Gain (Loss) Recognized in OCI (Effective Portion)	Amount of Gain (Loss) Reclassified from OCI to Interest Income	Amount of Gain (Loss) Recognized in Other Noninterest Income (Ineffective Portion)

Interest Rate Contracts	$300,023	$—	$1,075

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Interest Rate SWAPS Designated as Fair Value Hedges

The derivative position relates to a transaction in which the Bank entered into an interest rate swap with another financial institution using a fixed rate commercial real estate loan as an offset. The Bank agrees to pay the other financial institution a fixed interest rate on a notional amount based upon the commercial real estate loan and in return receive a variable interest rate on the same notional amount. This transaction allows the Bank to effectively convert a fixed rate loan to a variable rate. Because the terms of the swap with the other financial institution and the commercial real estate loan offset each other, with the only difference being credit risk associated with the loan, changes in the fair value of the underlying derivative contract and the commercial real estate loan are not materially different and do not significantly impact the Bank’s results of operations.

During the second quarter of fiscal 2016, the Company entered into the interest rate swap agreement with a $3.3 million notional amount to convert a fixed rate commercial real estate loan at 3.99% into a variable rate for a term of approximately 10 years. The notional amount of the interest rate swap and the offsetting commercial real estate loan were $3.0 and $3.1 million at March 31, 2019 and 2018, respectively. The derivative is designated as a fair value hedge.

Credit risk arises from the possible inability of counterparties to meet the terms of their contracts. The Bank’s exposure is limited to the replacement value of the contract rather than the notional amount, principal, or contract amount. There are provisions in the agreement with the counterparty that allow for certain unsecured credit exposure up to an agreed threshold. Exposures in excess of the agreed threshold are collateralized. In addition, the Bank minimizes credit risk through credit approvals, limits, and monitoring procedures.

The fair value hedge is summarized below:

	March 31, 2019			March 31, 2018
	Notional Amount	Principal Amount	Fair Value	Notional Amount	Principal Amount	Fair Value
Included in Loans and Leases:
Commercial real estate loan	$—	$3,005,312	$3,010,057	$—	$3,091,892	$3,022,744

Included in Other Assets:
Interest Rate Swap	$—	$—	$—	$3,091,892	—	$69,148

Included in Other Liabilities:
Interest Rate Swap	$3,005,312	—	$4,745	$—	$—	$—

No gain or loss was recognized in earnings for the years ended March 31, 2019 and 2018 related to the interest rate swap due to the fact the gain or increase in the fair value of the commercial real estate was offset by the loss or decrease in the fair value of interest rate swap.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 11:	Deposits

The following table details the composition of deposits and the related percentage mix of total deposits, respectively:

	March 31, 2019		March 31, 2018
	Amount	% of Total	Amount	% of Total
Savings	$43,784,453	11%	$42,499,381	11%
Noninterest-bearing checking	26,585,256	7%	29,557,943	7%
Interest-bearing checking	27,669,399	7%	27,219,285	7%
Money market accounts	49,032,547	13%	58,466,228	14%
Time deposits	239,577,419	62%	246,988,613	61%

	$386,649,074	100%	$404,731,450	100%
Premium on deposits assumed	154,871		411,525

Total deposits	$386,803,945		$405,142,975

The aggregate amount of time deposits in denominations of $250,000 or more is $19,912,732 and $20,633,911 at March 31, 2019 and 2018, respectively.

A schedule of maturity of time deposits at March 31 is as follows:

Maturity period	2019	2018

Within one year	$110,582,815	$125,075,179
Over one year through two years	78,176,757	64,229,103
Over two years through three years	27,611,441	26,460,307
Over three years through four years	12,293,918	18,157,709
Over four years through five years	10,912,488	13,066,315
Greater than five years	—	—

	$239,577,419	$246,988,613

Note 12:	Federal Home Loan Bank Advances and Lines of Credit

The Bank may borrow up to $5,000,000 from a correspondent bank under a secured federal funds line of credit and $1,000,000 under an unsecured federal funds line of credit. The Bank would be required to pledge investment securities to draw upon the secured line of credit. There were no borrowings under these lines of credit at March 31, 2019 and 2018. The Bank also maintained a note payable on an automobile purchased during fiscal 2017. The original amount of the note was $28,805 with an interest rate of 1.95% for 36 months. The note was paid-off in January 2018.

Borrowings consist of advances from the Federal Home Loan Bank (FHLB). The Bank may borrow up to 25 percent of its assets under a line of credit agreement with the FHLB. Advances under the line of credit are secured by certain loans owned by the Bank. As of March 31, 2019 and 2018, the Bank had $72.7 million and $68.3 million, respectively, of available credit from the FHLB. Advances are limited by the balance of loans available for pledge. The amount of loans that were deemed eligible to pledge as collateral totaled $110.9 million at March 31, 2019 and $127.1 million at March 31, 2018. As a condition of obtaining the line of credit from the FHLB, the FHLB also requires the Bank purchase shares of capital stock in the FHLB. Information relating to borrowings at March 31, 2019 and 2018 is presented below.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

	March 31, 2019			March 31, 2018
	Amount	Rate	Maturity Date	Amount	Rate	Maturity Date
FHLB advance (1)	$5,550,000	2.58%	6/10/2019	$5,550,000	1.84%	6/11/2018
FHLB advance (2)	6,000,000	2.58%	7/1/2019	6,000,000	1.90%	6/29/2018
FHLB advance	3,000,000	1.59%	8/26/2019	1,000,000	2.60%	7/2/2018
FHLB advance	3,000,000	2.67%	8/26/2019	1,000,000	3.05%	7/3/2018
FHLB advance	1,500,000	1.95%	11/25/2019	5,000,000	3.94%	7/23/2018
FHLB advance	3,000,000	2.31%	2/3/2020	1,000,000	1.74%	7/31/2018
FHLB advance	1,000,000	2.86%	8/4/2020	1,000,000	1.40%	8/21/2018
FHLB advance	2,000,000	2.56%	8/27/2020	4,000,000	1.94%	8/27/2018
FHLB advance	1,000,000	2.15%	11/30/2020	3,000,000	1.41%	8/27/2018
FHLB advance	2,000,000	2.28%	12/28/2020	5,000,000	3.38%	9/19/2018
FHLB advance	2,000,000	2.49%	2/1/2021	1,000,000	2.60%	10/2/2018
FHLB advance	3,000,000	2.93%	7/26/2021	1,000,000	1.95%	12/31/2018
FHLB advance	2,000,000	3.01%	8/4/2021	3,000,000	1.38%	7/31/2019
FHLB advance	1,000,000	2.88%	8/23/2021	3,000,000	1.96%	8/26/2019
FHLB advance	3,000,000	1.48%	8/25/2021	3,000,000	1.59%	8/26/2019
FHLB advance	2,000,000	2.68%	8/27/2021	3,000,000	1.42%	8/26/2019
FHLB advance	3,000,000	2.79%	8/29/2022	1,500,000	1.95%	11/25/2019
FHLB advance	2,000,000	3.14%	9/19/2022	1,500,000	1.78%	11/27/2019
FHLB advance	3,000,000	2.70%	8/28/2023	3,000,000	2.31%	2/3/2020
FHLB advance	2,000,000	3.20%	9/19/2023	1,000,000	2.15%	11/30/2020
FHLB advance	—			2,000,000	2.28%	12/28/2020
FHLB advance	—			2,000,000	2.49%	2/1/2021
FHLB advance	—			3,000,000	1.48%	8/25/2021

	51,050,000			60,550,000
Premium on FHLB advances assumed	—			122,140

Total borrowings	$51,050,000			$60,672,140

(1) -

FHLB Advance is tied to three derivative cash flow hedges in increments of $1.85 million each. The three individual cash flow hedges are for an original term of five, seven and ten years, respectively and are tied to the 3-month LIBOR rate. In order for the cash flow hedges to remain effective, the corresponding FHLB Advance will have to be renewed every three months until the respective cash flow hedge matures.

(2) -

FHLB Advance is tied to three derivative cash flow hedges in increments of $2.0 million each. The three individual cash flow hedges are for an original term of five, seven and ten years, respectively and are tied to the 3-month LIBOR rate. In order for the cash flow hedges to remain effective, the corresponding FHLB Advance will have to be renewed every three months until the respective cash flow hedge matures.

Note 13:	Income Taxes

The provisions for income taxes for the years ended March 31, 2019 and 2018 consist of the following components:

	Year Ended March 31,
	2019	2018
Tax expense (benefit):
Current:
Federal	$34,378	$(22,566)
State	—	(6,599)
Deferred tax	—	8,081,203

Total tax expense	$34,378	$8,052,038

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

A reconciliation of the provision for taxes on income from the statutory federal income tax rate to the effective income tax rates follows:

	Year Ended March 31,
	2019	2018
Tax at statutory federal income tax rate	$277,264	$615,952
Tax effect of:
Tax-exempt income	(134,068)	(491,456)
State income taxes, net of federal impact	94,598	42,442
Valuation allowance on income tax benefits	(442,176)	5,790,102
Impact of the Tax Act	—	2,318,118
Nondeductible expenses and other	208,353	55,397
Other	30,407	(278,517)

Income tax expense (benefit)	$34,378	$8,052,038

The following is a summary of the tax effects of the temporary differences and tax attributes between financial and income tax accounting that give rise to deferred tax assets and deferred tax liabilities as of March 31:

Deferred tax assets:	2019	2018
Allowance for loan losses	$842,292	$627,297
Nonaccrual interest	276,985	219,172
Deferred compensation	520,077	547,968
Foreclosed real estate write down and holding costs	194,297	162,973
Deferred loan costs	24,808	34,870
Capital loss carryforward	15,839	—
Charitable contribution carryforward	11,955	28,272
Net operating loss carryforward	2,766,624	3,227,274
Stock based payment awards	89,424	66,968
Unrealized loss on investment securities available for sale	353,552	728,266
AMT credit carryover	279,398	245,260
Acquisition activity	267,127	510,506
Other	54,181	39,692

	5,696,559	6,438,518
Valuation allowance on deferred tax asset	(5,044,625)	(5,790,102)

	651,934	648,416

Deferred tax liabilities:
FHLB stock dividends	54,035	63,486
Goodwill and other intangible assets	545,144	522,993
Accumulated depreciation	52,755	61,937

	651,934	648,416

Net deferred tax asset	$—	$—

Deferred income taxes reflect the impact of “temporary differences” between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The largest component of our net deferred tax asset at March 31, 2019 was our net operating loss carryforward and temporary differences related to the activity in our allowance for loan losses, goodwill, and deferred compensation. The Company records a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not, that some or all of the deferred tax assets will not be realized. In March 2018, due to the Company remaining in a cumulative loss position for three consecutive years, management concluded that it was more likely-than-not that the Company will be

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

unable to realize its deferred tax assets in the foreseeable future, and accordingly established a full valuation allowance of $5.8 million which equals 100% of the net deferred tax assets at March 31, 2018. At March 31, 2019, the Company again concluded it was more likely-than-not that the Company will be unable to realize its deferred tax asset in the foreseeable future and continued to record a valuation allowance equal to 100% of the net deferred tax assets at March 31, 2019. If, in the future, the Company generates taxable income on a sustained basis sufficient to support the deferred tax assets, the need for a deferred tax valuation allowance could change, resulting in the reversal of all or a portion of the deferred tax asset valuation at that time.

The Company has a federal net operating loss carryforward (NOL) of $10.2 million as of March 31, 2019, which will expire within the period of the years ending March 31, 2030 through 2037, including $4.9 million and $1.9 million of federal NOL assumed in the acquisition of Fraternity and Fairmount, respectively. As a result of the change in ownership, the utilization of Fraternity and Fairmount’s NOL carryforwards is subject to limitations imposed under Code Section 382 of the Internal Revenue Code. The state NOL for the Company is $9.6 million and also expires within the same period as the federal NOL. In addition, other tax attributes consisted of charitable contribution carryforwards of $43,446 and AMT credit carryovers of $279,398 at March 31, 2019. Under the Tax Act, the AMT credit carryovers are refundable over a period beginning after December 31, 2107. Charitable contribution carryovers have a limited life of five years.

On December 22, 2017, the Tax Act was passed into law. The Tax Act included a broad range of tax reform including changes to tax rates and deductions that were effective January 1, 2018. The primary change for the Company was the lowering of the federal corporate income tax rate to 21% from a maximum rate of 35%. The decrease in the enacted corporate tax rate expected to apply when the Company’s temporary differences are realized or settled resulted in a revaluation of the Company’s net deferred tax asset of $2.3 million with a corresponding charge to income tax expense.

The Company’s tax returns are subject to review and examination by federal and state taxing authorities. The Company’s tax returns are currently open to audit under the applicable statutes of limitations by the Internal Revenue Service for the years ended March 31, 2016 through March 31, 2018. Years in which an NOL is created though are still open for examination. The establishment of a valuation allowance on our deferred tax assets for financial reporting purposes does not affect how the net operating loss carryforwards may be utilized on our subsequent income tax returns. The Company does not have any uncertain tax positions that are deemed material, and did not recognize any adjustments for unrecognized tax benefits.

Note 14:	Regulatory Capital Ratios

Banks and bank holding companies are subject to various regulatory capital requirements administered by state and federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.

The Basel III Capital Rules became effective for Hamilton Bank on January 1, 2015 (subject to a phase-in period for certain provisions). Quantitative measures established by the Basel III Capital Rules to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of Common Equity Tier 1 capital, Tier 1 capital and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted quarterly average assets (as defined).

In connection with the adoption of the Basel III Capital Rules, we elected to opt-out of the requirement to include accumulated other comprehensive income in Common Equity Tier 1. Common Equity Tier 1 for Hamilton Bank is reduced by goodwill and other intangible assets, net of associated deferred tax liabilities and subject to transition provisions.

Under the revised prompt corrective action requirements, as of January 1, 2015, insured depository institutions are required to meet the following in order to qualify as “well capitalized:” (1) a common equity Tier 1 risk-based capital ratio of 6.5%; (2) a Tier 1 risk-based capital ratio of 8%; (3) a total risk-based capital ratio of 10% and (4) a Tier 1 leverage ratio of 5%. As of March 31, 2019, the Bank met all capital adequacy requirements under the Basel III Capital Rules to be considered “well capitalized” under prompt corrective action rules.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and was phased in over a four-year period until it reached 2.5% on January 1, 2019. The Basel III Capital Rules also provide for a “countercyclical capital buffer” that is applicable to only certain covered institutions and does not have any current applicability to Hamilton Bank.

As a result of the recently enacted Economic Growth, Regulatory Relief, and Consumer Protection Act (the “Act”), banking regulatory agencies must adopt a revised definition of “well capitalized” for financial institutions and holding companies with assets of less than $10 billion and that are not determined to be ineligible by their primary federal regulator due to their risk profile (a “qualifying community bank”). The new definition will expand the ways that a qualifying community bank may meet its capital requirements and be deemed “well qualified.” The new rule will establish a “community bank leverage ratio” equal to the tangible equity capital divided by the average total consolidated assets. A qualifying community bank that exceeds a to-be-determined threshold for this new leverage ratio, which regulators must set at between 8% and 10%, will be considered to be well capitalized and to have met generally applicable leverage capital requirements, generally applicable risk-based capital requirements, and any other capital or leverage requirements to which such financial institution or holding company is subject.

In addition, as a result of the Act, the Federal Reserve Board amended its small bank holding company and savings and loan holding company policy statement to provide that holding companies with consolidated assets of less than $3 billion that are (i) not engaged in significant nonbanking activities, (ii) do not conduct significant off-balance sheet activities, and (iii) do not have a material amount of SEC-registered debt or equity securities, other than trust preferred securities, that contribute to an organization’s complexity, are no longer subject to regulatory capital requirements.

The following table presents actual and required capital ratios as of March 31, 2019 and March 31, 2018 for Hamilton Bank and the Company under the Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels as of January 1, 2015 based on the phase-in provisions of the Basel III Capital Rules and the minimum required capital levels as of January 1, 2019 when the Basel III Capital Rules became fully phased-in. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules.

			Minimum Capital		Minimum Capital
	Actual		Required - Basel III		Required - Basel III		To be well capitalized (1)
			Phase-In Schedule		Fully Phased-In
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(dollars in thousands)		(dollars in thousands)
March 31, 2019

Common equity tier 1 capital (to risk-weighted assets)
Hamilton Bank	$43,827	12.63%	$24,285	7.000%	$24,285	7.00%	$22,551	6.50%
Hamilton Bancorp	49,196	14.15%	24,331	7.000%	24,331	7.00%	22,593	6.50%
Total risk-based capital (to risk-weighted assets)
Hamilton Bank	46,972	13.54%	36,428	10.500%	36,428	10.50%	34,693	10.00%
Hamilton Bancorp	52,341	15.06%	36,496	10.500%	36,496	10.50%	34,758	10.00%
Tier 1 capital (to risk-weighted assets)
Hamilton Bank	43,827	12.63%	29,489	8.500%	29,489	8.50%	27,755	8.00%
Hamilton Bancorp	49,196	14.15%	29,544	8.500%	29,544	8.50%	27,806	8.00%
Tier 1 capital (to adjusted total assets)
Hamilton Bank	43,827	8.96%	19,564	4.000%	19,564	4.00%	24,455	5.00%
Hamilton Bancorp	49,196	10.06%	19,569	4.000%	19,569	4.00%	24,461	5.00%

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

	Actual		Minimum Capital Required - Basel III Phase-In Schedule		Minimum Capital Required - Basel III Fully Phased-In		To be well capitalized (1)
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(dollars in thousands)		(dollars in thousands)
March 31, 2018

Common equity tier 1 capital (to risk-weighted assets)
Hamilton Bank	$39,126	10.61%	$23,498	6.375%	$25,802	7.00%	$23,959	6.50%
Hamilton Bancorp	47,308	12.79%	23,582	6.375%	25,894	7.00%	24,044	6.50%
Total risk-based capital (to risk-weighted assets)
Hamilton Bank	41,998	11.39%	36,399	9.875%	38,703	10.50%	36,860	10.00%
Hamilton Bancorp	50,180	13.57%	36,529	9.875%	38,841	10.50%	36,992	10.00%
Tier 1 capital (to risk-weighted assets)
Hamilton Bank	39,126	10.61%	29,027	7.875%	31,331	8.50%	29,488	8.00%
Hamilton Bancorp	47,308	12.79%	29,131	7.875%	31,443	8.50%	29,593	8.00%
Tier 1 capital (to adjusted total assets)
Hamilton Bank	39,126	7.64%	20,497	4.000%	20,497	4.00%	25,621	5.00%
Hamilton Bancorp	47,308	8.15%	20,674	4.000%	20,674	4.00%	25,843	5.00%

(1) -	Under prompt corrective action

Tier 1 capital consists of total shareholders’ equity less goodwill, intangible assets, and deferred tax net operating loss carryforwards. Total capital includes a limited amount of the allowance for loan losses and a portion of any unrealized gain on equity securities. In calculating risk-weighted assets, specified risk percentages are applied to each category of asset and off-balance-sheet items.

In its regulatory report filed as of March 31, 2019, the Bank exceeded all regulatory capital requirements and was considered “well capitalized” under regulatory guidelines. Management is not aware of any events that would have caused this classification to change. Failure to meet the capital requirements could affect, among other things, the Bank’s ability to accept brokered deposits and may significantly affect the operations of the Bank. Management has no plans that should change the classification of the capital adequacy.

Note 15:	Defined Contribution Retirement Plan

The Bank offers a retirement plan qualifying under section 401(k) of the Internal Revenue Code to its employees. The Plan covers all full-time employees with one year of service who have reached 18 years of age. The Bank contributes three percent of each participant’s eligible compensation to the Plan. The Bank may make elective deferrals as well, upon Board of Directors approval. During the years ended March 31, 2019 and 2018, the Bank recorded expense of $173,673 and $174,065, respectively, related to the 401(k) Plan.

Note 16:	Employee Stock Ownership Plan

In connection with the conversion to stock form in October 2012, the Company established an Employee Stock Ownership Plan (ESOP) for the exclusive benefit of eligible employees. Eligible employees include all employees over the age of 21 that have completed 1,000 hours of service over a continuous twelve-month period. The ESOP borrowed funds from the Company in the amount of $2,962,400, which was sufficient to purchase 296,240 shares or 8% of the Common Stock issued in the offering. The shares were acquired at a price of $10.00 per share.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The loan is secured by the shares purchased with the loan proceeds and will be repaid by the ESOP over the 20-year term of the loan with funds from the Bank’s contributions to the ESOP and dividends paid on the stock, if any. The interest rate on the ESOP loan is an adjustable rate equal to the lowest prime rate, as published in the Wall Street Journal. The interest rate will adjust annually and will be the prime rate on the first business day of the calendar year. The interest rate on the loan as of March 31, 2019 is 5.50%.

Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants in proportion to their annual salaried wages, relative to total salaried wages of all active participants. Participants will vest their accrued benefits under the employee stock ownership plan at a rate of 20% per year, such that the participants will be 100% vested upon completion of five years of credited service. Vesting is accelerated upon retirement, death, or disability of the participant, or a change in control of the Bank. Forfeitures will be reallocated to remaining plan participants. Benefits may be payable upon retirement, death, disability, separation of service, or termination of the ESOP. Participants may elect to receive benefits in cash in lieu of common stock.

The debt of the ESOP, in accordance with generally accepted accounting principles, is eliminated in consolidation and the shares pledged as collateral are reported as unearned ESOP shares in the Consolidated Statement of Financial Condition. Contributions to the ESOP shall be sufficient to pay principal and interest currently due under the loan agreement. As shares are committed to be released from collateral, the Company reports compensation expense equal to the fair market price of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The shares allocated will then become outstanding shares for earnings per share computations. The ESOP compensation expense for the year ended March 31, 2019 and 2018 was $211,294 and $224,481, respectively.

A summary of ESOP shares at March 31, 2019 and 2018 is as follows:

	2019	2018
Shares allocated to employees	103,684	88,872
Unearned shares	192,556	207,368

Total ESOP shares	296,240	296,240

Fair value of unearned shares	$2,869,084	$2,954,994

Note 17:	Stock Based Compensation

In November 2013, the Company’s shareholders approved a new Equity Incentive Plan (the “2013 Equity Incentive Plan’’). The 2013 Equity Incentive Plan allows for up to 148,120 shares to be issued to employees, executive officers or Directors in the form of restricted stock, and up to 370,300 shares to be issued to employees, executive officers or Directors in the form of stock options. At March 31, 2019, there were 91,403 restricted stock awards issued and outstanding and 268,204 stock option awards granted under the 2013 Equity Incentive Plan.

Stock Options:

Under the above plan, the exercise price for stock options is the market price at date of grant. The maximum option term is ten years and the options granted shall vest in five equal annual installments of 20% with the first installment becoming exercisable on the first anniversary of the date of grant and succeeding installments on each anniversary thereafter. The Company plans to issue new shares to satisfy share option exercises. The total cost that has been incurred for the stock option plan was $211,187 and $229,569 for the years ended March 31, 2019 and 2018, respectively.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black- Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical data. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury rate equal to the expected term of the option in effect at the time of the grant.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The fair value of options granted to date was determined using the following weighted-average assumptions as of grant date.

Grant Date	Number of Options Granted	Risk Free Interest Rate	Expected Term (in years)	Expected Stock Price Volatility	Dividend Yield	Fair Value of Options Granted
February 3, 2014	225,150	2.07%	7.0	27.30%	0.00%	$4.65
November 1, 2016	19,000	1.61%	7.0	27.17%	0.00%	$4.35
February 3, 2017	3,700	2.27%	7.0	27.26%	0.00%	$5.18
April 1, 2018	20,354	2.67%	7.0	19.61%	0.00%	$4.05

A summary of stock option activity for the year ended March 31, 2019 and 2018 is as follows:

March 31, 2019:	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding at April 1, 2018	242,350	$13.84	6.1
Granted	20,354	14.25	9.0
Exercised	—	—	—
Forfeited, exchanged or expired	(2,308)	14.25	—

Outstanding at March 31, 2019	260,396	$13.87	5..4

Vested at March 31, 2019	228,730	$13.85	4.9

March 31, 2018:	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding at April 1, 2017	242,350	$13.84	7.1
Granted	—	—	—
Exercised	—	—	—
Forfeited, exchanged or expired	—	—	—

Outstanding at March 31, 2018	242,350	$13.84	6.1

Vested at March 31, 2018	180,260	$13.84	5.8

As of March 31, 2019, there was $119,518 of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The expense is expected to be recognized over a weighted-average period of 3.4 years. The intrinsic value of a stock option is the amount that the market value of the underlying stock exceeds the exercise price of the option. Based upon a fair market value of $14.90 at March 31, 2019, the options outstanding had an intrinsic value of $268,962.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Restricted Stock:

The specific terms of each restricted stock award are determined by the Compensation Committee at the date of the grant. Compensation expense is recognized over the vesting period of the awards based on the fair value of the stock at the grant date. Restricted stock awards granted shall vest in five equal annual installments of 20% with the first installment becoming vested on the first anniversary of the date of grant and succeeding installments on each anniversary thereafter.

A summary of changes in the Company’s nonvested shares for the year is as follows:

		Weighted-Average Fair Value
March 31, 2019:	Shares
Nonvested shares at April 1, 2018	19,440	$13.74
Granted	8,801	14.25
Vested	(16,780)	13.78
Forfeited	(1,298)	14.25

Nonvested shares at March 31, 2019	10,163	$14.08

Fair Value of shares vested at March 31, 2019	$1,210,476

March 31, 2018:	Shares	Weighted-Average Fair Value
Nonvested shares at April 1, 2017	36,220	$13.76
Granted	—	—
Vested	(16,780)	13.78
Forfeited	—	—

Nonvested shares at March 31, 2018	19,440	$13.74

Fair Value of shares vested at March 31, 2018	$918,555

The following table outlines the vesting schedule of the nonvested restricted stock awards as of March 31, 2019:

Year Ending	Number of
March 31,	Restricted Shares
2020	3,041
2021	2,041
2022	1,961
2023	1,561
2024	1,559

10,163

The Company recorded restricted stock awards expense of $217,917 and $231,276 for the years ended March 31, 2019 and 2018, respectively. As of March 31, 2019, there was $117,944 of total unrecognized compensation expense related to nonvested shares granted under the 2013 stock incentive plan. The cost is expected to be recognized over a weighted-average period of 3.5 years.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 18:	Fair Value Measurements

Generally accepted accounting principles define fair value, establish a framework for measuring fair value, and establish a hierarchy for determining fair value measurement. The hierarchy includes three levels and is based upon the valuation techniques used to measure assets and liabilities. The three levels are as follows:

Level 1: Valuation is based on quoted prices (unadjusted) for identical assets or liabilities in active markets;

Level 2: Valuation is determined from quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar instruments in markets that are not active or by model-based techniques in which all significant inputs are observable in the market; and

Level 3: Valuation is derived from model-based techniques in which at least one significant input is unobservable and based on the Company’s own estimates about the assumptions that market participants would use to value the asset or liability.

The following is a description of the valuation methods used for instruments measured at fair value as well as the general classification of such instruments pursuant to the applicable valuation method.

Fair value measurements on a recurring basis

Securities available for sale – If quoted prices are available in an active market for identical assets, securities are classified within Level 1 of the hierarchy. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. As of March 31, 2019 and 2018, the Bank has categorized its investment securities available for sale as follows:

March 31, 2019	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total

U.S. government agencies	$—	$737,707	$—	$737,707
Municipal bonds	—	11,445,088	—	11,445,088
Corporate bonds		—	1,963,676	1,963,676
Mortgage-backed securities	—	48,370,970	—	48,370,970

Total investment securities available for sale	$—	$60,553,765	$1,963,676	$62,517,441

March 31, 2018	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total

U.S. government agencies	$—	$2,718,649	$—	$2,718,649
Municipal bonds	—	11,705,991	—	11,705,991
Corporate bonds		—	1,954,076	1,954,076
Mortgage-backed securities	—	59,025,404	16	59,025,420

Total investment securities available for sale	$—	$73,450,044	$1,954,092	$75,404,136

Derivative – Interest rate swap agreements – The fair values of derivatives are based on valuation models using observable market data as of the measurement date (Level 2). The quantitative models that are used utilize multiple market inputs. The inputs will vary based on the type of derivative, but could include interest rates, prices and indices to generate continuous yield or pricing curves, prepayment rates, and volatility factors to value the position. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third-party pricing services. As of March 31, 2019 and 2018, the bank has categorized its interest rate swaps and related loan as follows:

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

March 31, 2019	Level 1 inputs	Level 2 inputs	Level 2 inputs	Total

Loans – Commercial real estate loan	$—	$3,010,057	$—	$3,010,057
Derivative – Interest rate swap designated as fair value hedge	—	(4,745)	—	(4,745)
Derivatives – Interest rate swaps designated as cash flow hedge	—	(48,305)	—	(48,305)

March 31, 2018	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total

Loans – Commercial real estate loan	$—	$3,022,744	$—	$3,022,744
Derivative – Interest rate swap designated as fair value hedge	—	69,148	—	69,148
Derivatives – Interest rate swaps designated as cash flow hedge	—	217,464	—	217,464

The following table presents the valuation and unobservable inputs for Level 3 assets measured at fair value on a recurring basis at March 31, 2019:

		Valuation	Unobservable	Range of
Description	Fair Value	Methodology	Inputs	Inputs

Investment securities	$1,963,676	3rd party valuation	Discount to reflect current market conditions	0.00% – 10.00%

The following table presents a reconciliation of the investments which are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the periods presented:

	March 31, 2019	March 31, 2018
Balance, beginning of year	$1,954,092	$1,930,786

Transfers in:
Corporate bonds	—	1,954,076
Mortgage-backed securities	—	16
Municipal bonds	—	—

Transfers out:
Corporate bonds	16	—
Mortgage-backed securities	—	2,473
Municipal bonds	—	1,928,313

Change in valuation	9,600	—

Balance, end of year	$1,963,676	$1,954,092

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Fair value measurements on a nonrecurring basis

Impaired Loans — The Bank has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values. At March 31, 2019 and 2018, the fair values consist of loan balances of $7,388,520 and $8,720,339 that have been written down by $263,581 and $266,256, respectively, as a result of specific loan loss allowances.

Foreclosed real estate — The Bank’s foreclosed real estate is measured at the lower of carrying value or fair value less estimated cost to sell. At March 31, 2019 and 2018, the fair value of foreclosed real estate was estimated to be $335,009 and $457,778, respectively. Fair value was determined based on offers and/or appraisals. Cost to sell the assets was based on standard market factors. The Company has categorized its foreclosed assets as Level 3.

	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total
March 31, 2019

Impaired loans	$—	$—	$7,124,939	$7,124,939
Foreclosed real estate	—	—	335,009	335,009

	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total
March 31, 2018

Impaired loans	$—	$—	$8,454,083	$8,454,083
Foreclosed real estate	—	—	457,778	457,778

The following table presents the valuation and unobservable inputs for Level 3 assets measured at fair value on a nonrecurring basis at March 31, 2019:

Description	Fair Value	Valuation Methodology	Unobservable Inputs	Range of Inputs

Impaired loans, net of allowance	$7,124,939	Appraised value	Discount to reflect current market conditions	0.00% - 25.00%
		Discounted cash flows	Discount rates	2.63% - 7.25%
Foreclosed real estate	$335,009	Appraised value	Discount to reflect current market conditions	0.00% - 25.00%

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The following table summarizes changes in foreclosed real estate for the years ended March 31, 2019 and 2018, which is measured on a nonrecurring basis using significant unobservable, level 3, inputs:

	Year Ended March 31,
	2019	2018
Balance at beginning of period	$457,778	$503,094
Transfer to foreclosed real estate	150,052	23,834
Write-down of foreclosed real estate	(113,832)	(31,955)
Proceeds from sale of foreclosed real estate	(164,674)	(35,896)
Gain on sale of foreclosed real estate	5,684	(1,299)

Balance at end of period	$335,008	$457,778

The remaining financial assets and liabilities are not reported on the balance sheets at fair value on a recurring basis. The calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

	March 31, 2019		March 31, 2018
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Level 1 inputs
Cash and cash equivalents	$38,342,796	$38,342,796	$23,368,415	$23,368,415

Level 2 inputs
Federal Home Loan Bank stock	2,657,600	2,657,600	3,122,400	3,122,400
Bank-owned life insurance	17,911,040	17,911,040	17,455,850	17,455,850

Level 3 inputs
Certificates of deposit held as investment	499,099	492,278	499,189	492,751
Loans receivable, net of unearned income	362,413,943	351,381,237	387,328,993	385,818,260

Financial liabilities
Level 3 inputs
Deposits	386,803,945	387,719,979	405,142,975	405,026,957
Advance payments by borrowers for taxes and insurance	1,725,584	1,725,584	1,962,665	1,962,665
Borrowings	51,050,000	51,038,479	60,672,140	60,494,922

The fair values of cash and cash equivalents and advances by borrowers for taxes and insurance are estimated to equal the carrying amount.

The fair values of Federal Home Loan Bank stock and bank-owned life insurance are estimated to equal carrying amounts, which are based on repurchase prices of the FHLB stock and the insurance company.

Beginning in the first quarter 2018, the fair value of loans is determined using an exit price methodology as prescribed by ASU 2016-01, which became effective for the Company during in the first quarter ended June 30, 2018. The exit price estimation of fair value is based on the present value of the expected cash flows. The projected cash flows are based on the contractual terms of the loans, adjusted for prepayments and use of a discount rate based on the relative risk of the cash flows, taking into account the loan type, maturity of the loan, liquidity risk, servicing costs, and a required return on debt and capital (Level 3). In addition, an incremental liquidity discount is applied to certain loans, using historical sales of loans during periods of similar economic conditions as a benchmark. In comparison, loan fair values as of March 31, 2018 were estimated based on an entrance price methodology. As a result, the fair value adjustments as of March 31, 2019 and 2018 are not comparable.

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

The fair value of certificates of deposit held as investments is estimated based on interest rates currently offered for certificates of deposit with similar remaining maturities.

The fair value of interest-bearing checking, savings, and money market deposit accounts is equal to the carrying amount due to these products having no stated maturity. The fair value of fixed-maturity time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.

The fair value of borrowings is estimated based on interest rates currently offered for borrowings of similar remaining maturities.

The fair value of outstanding loan commitments and unused lines of credit are considered to be the same as the contractual amounts and are not included in the table above. These commitments generate fees that approximate those currently charged to originate similar commitments.

Note 19:	Condensed Financial Statements of Parent Company

Presented below are the condensed statements of financial condition as of March 31, 2019 and 2018, and the related condensed statements of operations and condensed statements of cash flows for Hamilton Bancorp, Inc. for the years ended March 31, 2019 and 2018.

Condensed Statements of Financial Condition

	March 31, 2019	March 31, 2018
Assets
Cash and due from bank	$2,822,555	$3,421,827
Investment securities available-for-sale	—	1,995,625
Loans and leases, net of unearned income	384,594	433,222
ESOP loan receivable	2,097,338	2,214,298
Investment in bank subsidiary	51,847,102	45,903,508
Other assets	99,249	107,652

Total Assets	$57,250,838	$54,076,132

Liabilities	$31,061	$—

Shareholders’ Equity
Common stock	34,110	34,076
Additional paid in capital	32,541,993	32,113,534
Retained earnings	27,206,418	25,920,490
Unearned ESOP shares	(1,925,560)	(2,073,680)
Accumulated other comprehensive loss	(637,184)	(1,918,288)

Total Shareholders’ Equity	57,219,777	54,076,132

Total Liabilities and Shareholders’ Equity	$57,250,838	$54,076,132

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Condensed Statements of Operations

Years Ended March 31, 2019 and 2018

	March 31, 2019	March 31, 2018
Interest revenue
Interest on loans, including fees	$19,140	$21,213
Interest on bank deposits	5,674	3,059
Interest on investments	15,437	21,967
Interest on ESOP loan	103,571	90,526

Total interest revenue	143,822	136,765

Noninterest expenses
Legal	481,358	45,466
Other professional services	227,691	—
Other operating	248,256	159,870

Total noninterest expenses	957,305	205,336

Loss before income tax expense and equity in net income (loss) of bank subsidiary	(813,483)	(68,571)
Income tax expense	—	58,014

Loss before equity in net loss of bank subsidiary	(813,483)	(126,585)

Equity in net income (loss) of bank subsidiary	2,099,411	(5,922,357)

Net income (loss)	$1,285,928	$(6,048,942)

HAMILTON BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Condensed Statements of Cash Flows

Years Ended March 31, 2019 and 2018

	March 31, 2019	March 31, 2018
Cash flows from operating activities:
Net income (loss)	$1,285,928	$(6,048,942)
Adjustments to reconcile net income (loss) to net cash (used) provided by operating activities:
Equity in undistributed net loss of subsidiary	(2,099,411)	5,922,357
Amortization of premium on investment securities	9,160	13,034
Decrease in other assets	8,368	119,768
Increase in other liabilities	31,061	—

Net cash (used) provided by operating activities	(764,894)	6,217

Cash flows from investing activities:
Principal collected on ESOP loan	116,960	118,694
Principal repayments on loans	48,628	46,251
Proceeds from maturing and called securities available for sale, including principal pay downs	2,000,000	—

Net cash provided by investing activities	2,165,588	164,945

Cash flows from financing activities:
Dividend to Bank subsidiary	(2,000,000)	—
Issuance of restricted stock	88	—
Redemption of restricted stock	(54)	(35)

Net cash (used) by financing activities	(1,999,966)	(35)

Net (decrease) increase in cash and cash equivalents	(599,272)	171,127
Cash and cash equivalents at beginning of period	3,421,827	3,250,700

Cash and cash equivalents at end of period	$2,822,555	$3,421,827